UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

2016

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Cranbury, NJ 08512

April 13, 2016

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (“Meeting”) of Innophos Holdings, Inc. (“Innophos”). The Meeting is scheduled to be held at 9:00 AM EDT on May 13, 2016 at the Crown Plaza Hotel located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the Meeting.

Please note we are requiring identification as a stockholder to attend the Meeting. For more information on this matter, kindly refer to the accompanying Notice of Annual Meeting of Stockholders.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend the Meeting, please sign, date and return your enclosed proxy card(s), or vote over the telephone or internet in accordance with the instructions on the proxy card, as soon as possible so that your shares can be represented and voted at the Meeting according to your instructions. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

Your vote is extremely important. Whether or not you intend to attend the Meeting, please vote your shares.

I look forward to seeing you at the meeting.

Sincerely,

/s/ Kim Ann Mink
Kim Ann Mink President & Chief Executive Officer

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road, Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2016 Annual Meeting of Stockholders (the “Meeting”) of Innophos Holdings, Inc., a Delaware corporation (“Innophos”), will take place as follows:

Date:	May 13, 2016

Time:	9:00 AM EDT

Place:	Crown Plaza Hotel, 900 Scudders Mill Road, Plainsboro Township, NJ 08536

Purposes:	1. Election of eight members of the Board of Directors for terms extending until the 2017 annual meeting;

2. Ratification of the selection of PricewaterhouseCoopers LLP as Innophos’ independent registered public accounting firm for 2016;

3. Proposal for advisory vote on approval of the compensation of Innophos’ Named Executives (as set forth in the Proxy Statement); and

4. Such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Who Can Vote:	Stockholders of record at the close of business on April 4, 2016. Proxy materials are being mailed to such stockholders on or about April 15, 2016.

How to Vote:	If you are the record holder of your shares, you may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope, or you can vote over the telephone or the internet as described on the enclosed proxy card. If your shares are registered in the name of a broker/bank/trustee/nominee, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Who May Attend:	Only persons with evidence of stock ownership noted below, or who are invited guests of Innophos, may attend and be admitted to the Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•      If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact Innophos’ Investor Relations Department at (609) 366-1299 and request an admission pass.

•      If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the Meeting.

Dated: April 13, 2016	By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Corporate Secretary

2016 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders (“Annual Report”) of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 15, 2016 to the Company’s stockholders of record on April 4, 2016. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Company common stock at the Company’s 2016 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on May 13, 2016.

The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each member of the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Who constitutes the Proxy Committee?

The Proxy Committee consists of three Company officers, Messrs. Joshua Horenstein, Charles Brodheim and Joseph Golowski, each appointed by the Board and named on the proxy card to vote shares at the Meeting as instructed by stockholders.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker, trust, bank or other nominee (that is, in “street name”), you will receive, together with this Proxy Statement and Annual Report, your voting information, such as a request for instructions, from your trust, bank or other nominee, and you will return your voting instructions as directed by your trust, bank or other nominee. You should vote on and sign each proxy card you receive that represents a separate holding of shares. It is not necessary to send more than one proxy card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of common stock of the Company at the close of business on our record date of April 4, 2016.

How many shares of common stock may vote at the Meeting?

As of April 4, 2016, there were 19,354,304 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter presented. The Company’s one class of common stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for our common stock, you are a “stockholder of record.”

If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, the broker, bank, trust or other nominee is the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a stockholder of record, you have several choices to vote your shares. You can vote your shares:

•	by mailing in the enclosed proxy card;

•	over the telephone; or

•	via the internet.

To vote by telephone or over the internet, please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in street name, your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares; please follow those instructions to vote your shares held in street name.

Can I vote my shares in person at the Meeting?

Yes. But, if you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the Meeting.

What will stockholders be voting on at the Meeting?

1. To elect our directors for terms extending until the 2017 annual meeting;

2. To ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2016;

3. To approve, on a non-binding advisory basis, the compensation of our Named Executives (as described in this Proxy Statement under “Executive Compensation”); and

4. To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

Are all incumbent directors nominated for re-election at the Meeting?

Our Board currently consists of nine directors whose terms will expire at the Meeting. In January 2016, we entered into an agreement with FrontFour Capital Group, LLC, one of our stockholders, and various of its affiliates (collectively, “FrontFour”) pursuant to which FrontFour agreed to support the Company’s Board’s slate of nominees at the Meeting and abide by customary standstill provisions until the date that is 30 days prior to the deadline for submission of shareholder nominations of director candidates for election at our 2017 annual meeting. As required by this agreement, we appointed Robert Zatta and Peter Thomas to our Board in January 2016. In addition, we agreed that one existing member of our Board would not stand for re-election at the Meeting. Accordingly, we are only nominating eight of our nine existing directors for re-election at the Meeting, and the size of our Board will be reduced to eight directorships at the Meeting.

Why are you being asked to ratify the selection of PricewaterhouseCoopers LLP?

Although stockholder approval of our Audit Committee’s selection of PwC as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of PwC, but will not be required to take any action. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the eight nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2016.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Proposal 3 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your proxy card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the eight nominees to serve as directors.

Proposal 2 –	FOR the approval of PwC as the Company’s independent registered public accounting firm for 2016.

Proposal 3 –	FOR the approval of the compensation of the Named Executives.

If any other matters are properly presented at the Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Can I change my vote after I have mailed in my proxy card?

Yes, you may revoke your proxy by doing one of the following:

•

by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices located at 259 Prospect Plains Road, Cranbury, NJ 08512, that is received prior to the Meeting and stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included on the proxy card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your proxy card).

If you hold your shares in street name, you should follow the instructions provided by your broker/bank/trustee/nominee to change your vote.

What vote is required to approve each proposal?

Proposal 1 –	In uncontested director elections, director nominees are elected by a majority of the votes cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Proposal 2 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

Proposal 3 –	Requires the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum, either present or represented by proxy, is necessary to transact business at the Meeting.

How are votes withheld, abstentions and broker non-votes treated?

Brokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of PwC as our independent registered public accounting firm for 2016; however, they will not have this discretionary authority with respect to non-routine matters, including the election of directors and approval of the compensation of the Named Executives. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” Both broker non-votes and abstentions are counted as present for the purpose of determining the presence of a quorum, will have the same effect as a vote against Proposal 3, and will have no effect on Proposal 1. We encourage you to provide voting instructions to the organization that holds your shares.

Who will count the votes?

The votes will be counted by inspectors of election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The inspectors will be present at the Meeting and will report the voting results. We expect that one or more representatives from Wells Fargo Shareowner Services, our transfer agent, will serve as one the inspectors of election.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock. In addition, the Company has retained MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock. For these services, the Company has agreed to pay MacKenzie a fee of $7,500, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie, a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the Meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the Proxy Committee will vote on them using their best judgment. Your signed proxy card gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than March 14, 2016, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those proposals noted on the enclosed proxy card.

When must stockholder proposals be submitted for the 2017 annual meeting?

Stockholder proposals submitted for inclusion in our 2017 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on December 17, 2016. Our by-laws describe the procedures that must be used in order for proposals to be brought before an annual meeting by stockholders. Stockholder proposals that are not intended to be included in the proxy statement must be received not less than 60 days nor more than 90 days in advance of our 2017 annual meeting, unless we announce the meeting date less than 70 days before the meeting, in which case proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws.

What is the deadline to nominate an individual for election as a director at the 2017 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2017 annual meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than February 12, 2017 and no later than March 14, 2017. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Meeting.

What is “householding” and how does it affect me?

Some brokers, banks and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such documents to you if call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 13, 2016:

This Proxy Statement, the Annual Report and the accompanying proxy card are available at: http://ir.innophos.com/annual-proxy.cfm.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Proposals

Proposal I—Election of Directors

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. Our Board currently consists of nine directors whose terms will expire at the Meeting. Our current directors are: Kim Ann Mink; Gary Cappeline; Amado Cavazos; Linda Myrick; Karen Osar; John Steitz; Peter Thomas; James Zallie; and Robert Zatta. Pursuant to our agreement with FrontFour described in the “Frequently Asked Questions” section of this Proxy Statement, we agreed that only eight members of our Board would stand for re-election at the Meeting. Accordingly, we are only nominating eight of our nine existing directors for re-election at the Meeting, and the size of our Board will be reduced to eight directorships at the Meeting. Biographical information concerning each nominee for election as director is set forth in the section of this Proxy Statement entitled “Directors and Corporate Governance.”

In uncontested director elections, director nominees are elected by a majority vote of the shares cast, meaning that each director nominee must receive a greater number of shares voted “for” such director than shares voted “against” such director. If an incumbent director does not receive a greater number of shares voted “for” such director than shares voted “against” such director, then such director must tender his or her resignation to the Board.

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees presented in Proposal 1.

Proposal II—Approval of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the years 2015 and 2014, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, due diligence services and tax services. PwC has also reviewed quarterly reports and other filings with the SEC. For additional information regarding the Company’s relationship with PwC, please refer to “Information Regarding the Independence of the Independent Registered Public Accounting Firm” and “Audit Committee Report” appearing elsewhere in this Proxy Statement.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report” appearing elsewhere in this Proxy Statement, the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2016. The stockholders are being asked to approve that selection.

Our Board unanimously recommends a vote “FOR” the approval of the selection of PwC as our independent registered public accounting firm for 2016.

Proposal III—Advisory Vote on Executive Compensation

We are providing stockholders the opportunity to cast an advisory, non-binding vote, popularly known as a “say on pay,” regarding the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance SEC rules. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank Act, which amended the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires a

“say on pay” vote and another periodic advisory vote on the “frequency of say on pay.” At our 2011 annual meeting, a majority of votes cast on the frequency issue favored holding advisory votes regarding “say on pay” annually, a practice which was then adopted by the Board.

This proposal consists of the following non-binding resolution to be presented to the Meeting:

RESOLVED, that the stockholders of Innophos Holdings, Inc. (the “Company”) hereby advise that they approve of the compensation paid to the Company’s Named Executives, as disclosed pursuant to SEC rules under “Executive Compensation,” including the Compensation Discussion and Analysis and any related material disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting.

Although this vote is not binding on the Company or the Board and will not change their fiduciary duties, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices that the Compensation Committee intends to consider when determining executive compensation for the future. You should read the Compensation Discussion and Analysis, which discusses how our executive compensation policies and programs implement our compensation philosophy, and the compensation tables in this Proxy Statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this Proxy Statement that set compensation.

Our Board unanimously recommends a vote “FOR” the advisory vote approving the compensation of the Named Executives.

Directors and Corporate Governance

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Board Composition and Meetings

All of our current directors are serving terms that will expire at the Meeting. The following table presents biographical information regarding each of our current directors who has been nominated for re-election at the Meeting, each of whom has agreed to serve if re-elected.

Gary Cappeline	Age:	66
	Director Since:	2007
	Current Committees:	Strategic Advisory Committee (Chair), Compensation Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Gary Cappeline is currently our Lead Independent Director. Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Engelhard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Evoqua Water Technologies (a manufacturer of water purification equipment), Swanson Industries (as chairman) (a mining equipment repair business), and RelaDyne Inc. (a distributor of lubricants and fuels). He previously served as: a board and executive committee member of the American Chemistry Council (a chemical industry trade association); a director of Unifrax Corporation (a manufacturer of high temperature insulation products); chairman and a director of Houghton International Inc. (a manufacturer of metal working fluids); a director of Shoes for Crews, LLC (a manufacturer of slip resistant footwear); and a director of Tampico Beverages Inc. (a manufacturer of fruit drinks). Mr. Cappeline earned BS and MS degrees in chemical engineering from the City College of New York.

Kim Ann Mink	Age:	56
	Director Since:	2016
	Current Committees:	None
	Biography and Other Directorships:	Kim Ann Mink, Ph. D. has been the Chief Executive Officer and President of Innophos since December 2015 and a director of Innophos since January 2016. Prior to joining Innophos, she served as Business President of Elastomers, Electrical and Telecommunications at The Dow Chemical Company, or Dow Chemical, from September 2012 to December 2015. Dr. Mink joined Dow Chemical in April 2009 as Global General Manager, Performance Materials and President and Chief Executive Officer of ANGUS Chemical Co.

		(then a fully owned subsidiary of Dow Chemical). Prior to joining Dow Chemical, Dr. Mink was Corporate Vice President and Global General Manager, Ion Exchange Resins at the Rohm and Haas Company (now a fully owned subsidiary of Dow Chemical), where she spent more than 20 years serving in numerous senior roles with increasing responsibilities. From September 2012 to December 2015, Dr. Mink served as a member of the Board of Advisors of Catalyst Inc. Since November 2012, she has been a member of the National Board of Trustees of the ALS Association. In addition, in 2014, Dr. Mink was named to STEMconnector’s 100 Diverse Corporate Leaders in STEM. Dr. Mink received her B.A. in Chemistry from Hamilton College and a Ph.D. in Analytical Chemistry from Duke University. She is a graduate of the Wharton School of Business Management Program.

Linda Myrick	Age:	60
	Director Since:	2006
	Current Committees:	Nominating & Corporate Governance Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Linda Myrick is Program Director for Research & Development for American Air Liquide, Inc., a position she has held since January 2013. Previously she was Group Manager for Research & Development for Air Liquide Santé International in Paris, France, and Vice President & General Manager for Scott Specialty Gases, Inc., which was acquired by Air Liquide in 2007. Before joining Scott in 2004, she served as an independent member of the Board of Directors of Berwind Pharmaceutical Services, Inc. From 2001 to 2003, she held various executive management positions with Rhodia, Inc., including Vice President & General Manager, North America for Home, Personal Care & Industrial Ingredients, and Vice President & General Manager, North America for Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation. Ms. Myrick earned a BS in Chemical Engineering from the University of Delaware and an MBA from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	66
	Director Since:	2007
	Current Committees:	Audit Committee and Nominating & Corporate Governance Committee
	Biography and Other Directorships:	Karen Osar was Executive Vice President and Chief Financial Officer of Chemtura Corporation, a specialty chemicals manufacturer, from 2004 to 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently

		serves as a director of Webster Financial Corporation, a bank holding company, and SAPPI Ltd., a leading global producer of paper and chemical cellulose based in Johannesburg, South Africa. Ms. Osar received a BA in Latin American Studies from Smith College and an MBA in Finance from Columbia University.

John Steitz	Age:	57
	Director Since:	2009
	Current Committees:	Compensation Committee (Chair), Audit Committee and Strategic Advisory Committee
	Biography and Other Directorships:	John Steitz has been the Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries, since March 2015. Before joining Addivant, Mr. Steitz served as President and Chief Operating Officer of PQ Corporation, a leading worldwide producer of specialty inorganic performance chemicals and catalysts, from October 2013. Prior to joining PQ Corporation, he served as President and Chief Executive Officer of Avantor Performance Materials from August 2012 and, prior to that time, as President and Chief Operating Officer of Albemarle Corporation, a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals. Before joining Albemarle, Mr. Steitz spent twenty years at Mallinckrodt, Inc., holding a variety of positions of increasing responsibility. He eventually served as vice president and general manager of Mallinckrodt’s pharmaceutical chemicals division. Mr. Steitz holds a BS degree in Chemical Engineering from the University of Missouri and an MBA from the Southern Illinois University.

Peter Thomas	Age:	60
	Director Since:	2016
	Current Committees:	Audit Committee and Strategic Advisory Committee
	Biography and Other Directorships:	Peter Thomas has served as the President and Chief Executive Officer and a director of Ferro Corporation, a publicly-traded producer of specialty materials, since April 2013. Previously, he served as interim President and Chief Executive Officer of Ferro Corporation beginning in November 2012. Mr. Thomas was elected Chairman of the Board of Directors of Ferro Corporation in April 2014. Prior to his appointment as interim President and Chief Executive Officer of Ferro Corporation, Mr. Thomas served as the Operating Vice President of Ferro Corporation’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro Corporation in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro Corporation, from 1991 to 1999, Mr. Thomas held various positions at Witco Corporation, a specialty chemical company, including Vice President of the Oleochemical-Derivatives business unit, Vice President of Sales and Global Market Director. Mr. Thomas earned his BS in Chemistry from Duquesne University and his MBA from Loyola University.

James Zallie	Age:	55
	Director Since:	2014
	Current Committees:	Nominating & Corporate Governance Committee and Strategic Advisory Committee
	Biography and Other Directorships:	James Zallie serves as Executive Vice President Global Specialties and President Americas for Ingredion Incorporated, a publicly-traded global leader in ingredient solutions for food, beverage, brewing, pharmaceutical and other industrial markets, where he is also a member of the executive leadership team. Mr. Zallie joined Ingredion in 2010 with the acquisition of National Starch LLC, a company where he had worked for more than 27 years in various positions of increasing responsibility, first in technical, then in marketing and international business management, and finally as President and Chief Executive Officer. Mr. Zallie holds MA degrees in food science and business administration from Rutgers University and a BS degree in food science from Pennsylvania State University.

Robert Zatta	Age:	66
	Director Since:	2016
	Current Committees:	Audit Committee (Chair) and Compensation Committee
	Biography and Other Directorships:	Robert Zatta served as the Chief Financial Officer of Rockwood Holdings, Inc., a publicly-traded specialty chemicals company, from March 2001 until January 2015, when Rockwood Holdings, Inc. was acquired by Albemarle Corporation. From July 2014 until January 2015, he also served as the Acting Chief Executive Officer of Rockwood Holdings, Inc. Prior to joining Rockwood, he spent twelve years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta has a BS in Business Administration from Merrimack College and an MBA in Finance from Fairleigh Dickinson University.

Certain of our directors are also officers and/or directors of certain subsidiaries of Innophos Holdings, Inc. There are no family relationships among any of our directors or executive officers.

Among the factors considered by the Nominating & Corporate Governance Committee in recommending, and the Board in nominating, the above candidates for re-election at the Meeting were the following factors:

Nominee	Material Factors Considered

Mr. Cappeline	His business background and senior responsibilities as an executive in the chemical industry and merchant/investment banking field, as well as his leadership of a Board standing committee and his role as the LID which he has held since the creation of that office.

Dr. Mink	Her extensive background and experience as an executive in the specialty chemical industry, her role as chief executive officer of the Company overseeing its business and developing its growth initiatives and her right under an employment contract to be nominated to the Board.

Ms. Myrick	Her experience in the immediate predecessor business to the Company, participation in the Board from 2006 as its first independent director, managerial expertise in the fields of technical research and development, and leadership of a standing Board committee.

Ms. Osar	Her extensive experience and leadership positions in diverse major manufacturing and chemical companies, including expertise in banking, finance, treasury and prior service as a chief financial officer.

Mr. Steitz	His extensive experience and senior leadership positions in the specialty chemical industry with particular emphasis and strength in operations, and his leadership as chair of a standing Board committee.

Mr. Thomas	His executive and board experience with publicly-traded specialty material companies, including his chief executive experience and related operations experience, as well Innophos’ obligations under its contract with FrontFour discussed elsewhere in this Proxy Statement.

Mr. Zallie	His international experience and background in the food ingredient and specialty chemical industries, with core strengths in strategy, technology management and innovation, marketing and operational execution.

Mr. Zatta	His executive experience with a publicly-traded specialty chemicals company, his extensive financial and accounting experience, his leadership as chair of a standing Board committee and qualification as a financial committee expert for Audit Committee purposes, as well Innophos’ obligations under its contract with FrontFour discussed elsewhere in this Proxy Statement.

Each of our directors, other than Kim Ann Mink, is independent under NASDAQ Stock Market Rules and SEC rules with respect to their service on our Board and the respective committees on which they serve.

During 2015, the Board had a total of eight meetings, the Audit Committee had a total of four meetings, the Compensation Committee had a total of seven meetings and the Nominating & Corporate Governance Committee had a total of six meetings. Each director attended 100% of the meetings of the Board and committees on which he or she served during 2015. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This responsibility includes not only attending Board and committee meetings, but stockholders’ meetings as well. All current directors attended the 2015 annual meeting of stockholders, except for Kim Ann Mink, Robert Zatta and Peter Thomas, each of whom was elected to the Board subsequent to that meeting.

Board Leadership Structure

The Board is dedicated to the principle that independent directors must play a determinative role in the overall governance of the Company, including an active role in the leadership structure of the Board and its committees.

From the Company’s formation in 2004 until his resignation as an officer in December 2015, Randolph Gress served as President and Chief Executive Officer of the Company. Mr. Gress also acted in the capacity of Board chair from the Company’s formation before being formally elected as Chairman in November 2006, a position he held until his resignation from the Board in January 2016. In connection with Mr. Gress’ resignation from the Board, Kim Ann Mink, the Company’s President and Chief Executive Officer since December 2015, was appointed to the Board to fill the vacancy. The Board has not chosen a Chairperson at this time to succeed Mr. Gress. Other than Dr. Mink, all directors now serving on the Board are independent directors. To follow sound governance practices consistent with its principles and provide leadership and coordination among the independent majority of directors, in 2007, the Board created a new office of “Lead Independent Director,” or LID, and formalized that determination in the corporate structure by amending the Company’s by-laws. Under the Company’s by-laws, whenever the Board elects a chairman who is not also an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID. Apart from being a distinct corporate office recognized under the by-laws, the LID position is separately compensated from other directors in recognition of its importance and additional responsibilities.

The LID is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. The Board has specified major roles for the LID that centrally involve that director in coordinating the independent director activities on the Board and its committees concerning, among other things, meetings, information flow, agenda setting and management oversight.

Gary Cappeline, an independent director, currently serves as the LID. Mr. Cappeline currently serves on the Compensation Committee and the Nominating & Corporate Governance Committee, and he serves as chairman of the Strategic Advisory Committee. He was last re-elected as the LID at the 2015 annual organizational meeting of the Board to serve until the 2016 annual organizational meeting of the Board. Mr. Cappeline has assumed chairmanship duties at Innophos board meetings until a new chairperson is named.

Since the creation of the office of the LID, the Board has reviewed from time to time the governance issues and principles relating to the combination of the offices of chief executive and chairman (until Mr. Gress’ resignation from the Board) and the current absence of a Board chairman and has concluded that the interests of the Company and its stockholders are best served by maintaining the office of the LID and electing a qualified candidate to that office.

The Board retains the right at any time to appoint a Chairman and review the issues of separation or combination of the Board leadership and management leadership and the discretion and power to make changes in that regard should it conclude circumstances warrant them.

The Board’s Role in Risk Oversight

The Company is exposed to a wide variety of risks in its business activities, including strategic risks, operational risks, financial risks, risks relating to general economic conditions and their effect on its industry, geo-political risks and risks relating to regulatory and legal compliance. The Company regularly discloses in its public filings material risks to its business and the steps it takes to identify and prevent or mitigate them.

One of the responsibilities of the Board is oversight of the Company’s risk management activities. In meeting that responsibility, the Board ensures that processes are in place to identify and evaluate the major risks faced by the Company and oversee and monitor the design and implementation of guidelines and programs to manage the Company’s response to those risks. The Board discharges its oversight function through a combination of its own efforts, those of its standing committees and the senior management structure of the Company. Senior executives manage material risks on a day-to-day basis and assist in managing risk in liaison with the Board and Board committees. The Board has adopted an Enterprise Risk Management Policy, or ERMP, for the Company providing an overall methodology for dealing with various types of risk.

According to the ERMP, the accountabilities for risk management at the Company are as follows:

•

Board of Directors (including through delegation to its committees). The Board is ultimately responsible for approving the Company enterprise risk management framework and key risk management policies, including risk appetite parameters. It approves the overall Company strategy to ensure it fits with risk appetite, oversees the mitigation of strategic risk elements, such as executive succession planning and approval authority levels, and ensures that management is complying with risk management policies. Although the committees and mechanisms described below operate on a regular basis and circumstances may result in risk elements being the subject of Board attention at any time, the full Board itself devotes at least one session annually (normally in May or June in connection with its annual organizational meeting) focused on risk identification and management where it reviews risk identification and analyses made by the organization through the ERMP process. It does so on a full two year review cycle and on a one year interim cycle involving detailed updates, normally in conjunction with the timing of annual insurance coverage renewals. The delegations made by the Board to its standing committees with respect to risk can be summarized as follows:

•

Nominating & Corporate Governance Committee—this Board committee is generally responsible for the oversight of risk exposures not specifically delegated to the other Board committees and works directly with our senior executives. In practice, it is expected that the greater part of the Board-related ERMP activities will be conducted through this committee.

•

Audit Committee—this Board committee is generally responsible for oversight dealing with risk exposure arising from or relating to the Company’s financial reporting and financial controls. In this area, the committee is supported by the Company’s management team and internal audit function.

•	Compensation Committee—this Board committee is responsible for the Company’s compensation policies and programs and how they relate to risk.

•

Management’s Ethics and Governance Committee / Chief Executive Officer. This management committee chaired by the Chief Executive Officer comprises a number of other senior executives and managers to oversee management responsibilities with regard to risk. It is aligned with the Board through the Nominating & Corporate Governance Committee.

•

Management’s Leadership Team. This group, chaired by the Chief Executive Officer and comprising all business sector and function vice presidents, through its regular quarterly business review meetings and task forces, is responsible for reviewing the material risks listed during the risk identification process and implementing mitigation actions. It ensures that newly-observed risks, or changes in risks previously documented, are communicated to our Board. In addition to this duty, it has responsibility for tactical business operation within pre-defined risk tolerance parameters.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee has discussed and analyzed elsewhere in this Proxy Statement the various elements of compensation provided to those persons identified as our Named Executives in the “Executive Compensation” section of this Proxy Statement. The committee believes that, although the larger part of compensation value provided to our Named Executives and key employees could be regarded as performance-based, our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our compensation programs encourage participants to remain focused on both short and long-term financial and other measures and to remain in Company service for extended periods of time. The bases for compensation under our programs have been broad, traditional measurements indicative of sound performance measured both internally and externally. For example, our performance share awards (under our long term incentive programs) generally vest only at the end of multi-year performance cycles, and award levels for each cycle have been based on returns on invested capital (ROIC) and other standards of profitability like contribution margin growth (CMG). The fact that these awards are stock-based, together with the nature of stock option and restricted stock awards made separately under our programs (also with installment vesting or exercisability) generally encourages participants to focus on sustained stock price appreciation over the long term.

Under our short term programs, awards paid in cash have been based on both Company financial achievement and fulfillment of individual goals. Historically, the financial goals have been based on broadly accepted measurements, such as adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), EPS (Earnings Per Share), FCF (Free Cash Flow) and/or AWC (Average Working Capital as a percentage of sales), in each case measured against targets related to annual budgets. Participants’ personal goals are harmonized with overall Company goals and depend to a significant degree on non-financial measurements that may extend to risk reduction areas like health, safety, environment, quality and customer service. The harmonization to broader goals discourages excessive risk taking by individuals. Moreover, awards are not paid out to executives on individual goals if, at a minimum, Company goals are not met. The Company also has stock ownership guidelines that require long-term equity ownership by senior executives, a structure that keeps their interests aligned with stockholders for the long-term and discourages excessive risk taking harmful to all investors.

For a more detailed discussion of these compensation programs, please see “Executive Compensation—Compensation Discussion and Analysis” included elsewhere in this Proxy Statement.

Board Committees Overview

The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating & Corporate Governance Committee and the Strategic Advisory Committee, each of which currently has the membership shown in the table below.

Name	Audit	Compensation	Nominating & Corporate Governance	Strategic Advisory
Gary Cappeline		X	X	X*
Amado Cavazos
Linda J. Myrick		X	X*
Karen Osar	X		X
John Steitz	X	X*		X
Peter Thomas	X			X
James Zallie			X	X
Robert Zatta	X*	X

*	Chair

A complete copy of the Company’s corporate governance documents and charters are available, free of charge, on the Company’s website (www.innophos.com) under the tab “Investor Relations”, and then by selecting “Corporate Governance”, followed by “Documents and Charters”. The following are posted on the website:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating & Corporate Governance Charter

•	Corporate Governance Guidelines

•	Code of Ethics

•	Code of Ethics for Executive Officers and Principal Accounting Personnel

•	Insider Trading Policy

•	Certificate of Incorporation

•	By-Laws

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

The principal duties and responsibilities of our standing committees are discussed below.

Audit Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Audit Committee. The principal purpose and responsibilities of the Audit Committee is to provide assistance to the Board in fulfilling its oversight responsibility to:

•	review the integrity of the Company’s financial statements and its financial reporting process;

•	review the effectiveness of the Company’s internal accounting and financial controls;

•	review and monitor the performance of the Company’s internal audit function, if any, and independent registered public accounting firm;

•	select the independent registered public accounting firm and monitor its qualifications and independence;

•	review and monitor the Company’s compliance with legal and regulatory requirements;

•	review and discuss issues warranting Audit Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks;

•	review and investigate matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•

establish procedures for internal complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	review and approve, as appropriate, related-party transactions for potential conflicts of interest;

•	review policies with respect to risk assessment and risk management, including the risk of fraud;

•	review the Company’s annual report, proxy statement and SEC filings (Form 10-K, Form 10-Q, Form 8-K, etc.), including Management’s Discussion and Analysis; and

•	prepare its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations.

The committee is required to consist of at least three members. Currently, there are four directors serving on the committee. The Board has determined that Robert Zatta, chair of the Committee, meets the SEC’s definition of “audit committee financial expert”. All committee members are “independent,” as that term is defined by the NASDAQ Stock Market rules and SEC rules, with respect to their service on the Audit Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee serves as the Company’s nominating committee. The Board has adopted a written charter that defines the duties and responsibilities of the Nominating & Corporate Governance Committee. The principal purpose and responsibility of the committee under its charter adopted by the Board is to:

•	develop and recommend qualification standards and other criteria for selecting new directors;

•	screen and recommend nominees for election as directors of the Company;

•	establish procedures and oversee annual evaluations of the Board, individual Board members and the Board committees;

•	develop, implement and oversee plans related to appropriate training, development, continuing education and improvement actions for the Board, individual Board members and the Board committees;

•	oversee compliance with ethics policies and consider other matters of corporate and Board governance;

•

review the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommend changes to the Board;

•	review the makeup of the Board and its committees and recommend, as appropriate, changes in the number, function or membership;

•	assist the Board in its oversight of the Company’s ERMP process, and prepare the Board for its annual ERMP review; and

•	develop and review succession plans of the chief executive officer.

The Nominating & Corporate Governance Committee is required to consist of at least two members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules.

The Company’s Corporate Governance Guidelines provide that the committee will also evaluate candidates for the Board recommended by stockholders. The committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend a candidate may submit a timely recommendation in writing to the Secretary of the Company. That submission should include: (i) the candidate’s name, age, address, occupation and share ownership; (ii) other biographical information that will enable the committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation. No distinction is made by the committee in considering candidates properly nominated by stockholders from those who may be nominated by directors, management or other sources.

The committee is interested in recommending candidates (as needed subject to the size of the Board as determined by that body) who will make the strongest contributions toward the Board’s fulfillment of its overall responsibilities to manage the Company’s business in the best interests of the stockholders. Although we do not have a formal diversity “policy,” the committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the committee’s existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee’s gender, racial background, religion or ethnicity.

Each year, the committee conducts an evaluation process covering the Board, each committee and each Board member. Typically, the process entails a combination of individual member interviews conducted by the LID, surveys and written comments. The committee reviews all results, and then transmits them to the appropriate committee or the Board. In turn, each committee and the Board review and discuss the results at their next regular meeting, and take appropriate action.

The committee recommended to the Board the inclusion of each of the eight director nominees in Proposal I of this Proxy Statement for nomination for re-election at the Meeting.

Compensation Committee

The Board has adopted a written charter that defines the duties and responsibilities of the Compensation Committee. The committee’s primary purpose and responsibilities are to:

•	review and approve compensation policies, including cash-based and equity-based incentive plans, for the Board and senior executives;

•

approve the annual goals and objectives for the chief executive officer; evaluate the chief executive officer’s performance in light of those goals and objectives; and recommend to the Board the chief executive officer’s compensation level based on this evaluation;

•	establish total compensation for the Board and senior executives, other than the Chief Executive Officer, including oversight of executive benefit plans;

•

review and approve employment agreements, severance agreements or change of control agreements and other compensatory arrangements between the Company and its senior executives and senior executive candidates;

•	approve, adopt, amend and terminate pension and retirement plans of the Company;

•	approve the parameters of overall compensation policy throughout the entire Company;

•

produce all reports on executive compensation required on behalf of the committee or the Board, review all other compensation discussion and analysis disclosure materials, and generally oversee compliance with the compensation reporting requirements of the SEC; and

•

retain or obtain the advice of any compensation consultant, legal counsel or other adviser as determined by the committee in its sole discretion; and directly manage the appointment, compensation and oversight of such advisers.

The committee is to consist of at least three members. The committee currently consists of four members, all of whom are independent under NASDAQ Stock Market rules with respect to their service on the committee. The committee may form one or more subcommittees consisting exclusively of one or more independent directors and each of which may take such actions as may be delegated by the committee.

The committee regularly consults with external, independent consultants and may consult with outside legal advisors that advise it on compensation issues. The committee has the final authority to retain and terminate compensation consultants and determines the terms and conditions of those relationships, including compensation. In their engagements, compensation consultants receive directions from, and consult with, the committee, as well as senior management. In the course of its duties, the committee discusses with the consultants executive compensation matters it deems appropriate outside the presence of management. Although the committee seeks and considers the information and advice provided by its consultants, decisions by the committee are ultimately the committee’s responsibility.

During 2015, the Compensation Committee engaged Mercer (USA), Inc. (“Mercer”) to provide compensation related services and advice relating to executives. Mercer reported directly to the Compensation Committee, and the nature and scope of the principal executive compensation services rendered for 2015 by it to the Compensation Committee and on its behalf can be summarized as follows: (i) guidance with respect to executive compensation, including in connection with the Company’s hiring of a new President and Chief Executive Officer, taking into account the Company’s business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates; (ii) assistance with the assessment and implementation of short-term and long-term incentive compensation programs; and (iii) advice with respect to best practices related to executive compensation and Compensation Committee activities.

For 2015, the Company incurred $174,849 of fees and expenses in respect of executive compensation services performed by Mercer, all of which were in support of the Committee’s functions. For 2015, the Company and its subsidiaries also expended approximately $221,000 for insurance brokerage and additional advisory services performed by an affiliate of Mercer. Those services were considered ordinary and necessary for the ongoing protection of corporate assets and personnel or in furtherance of strategic development and were not approved by the Board or any committee thereof. The insurance relationship with Mercer’s affiliate originated with the Company’s organization in 2004, was known at the time Mercer was first retained for executive compensation services, and is not considered by the Company to present a conflict of interest or adversely affect Mercer’s independence.

The Compensation Committee assessed the independence of Mercer and all other outside advisors retained to advise it on compensation matters in 2015 and determined that there were no conflicts of interest. In compliance with its charter and in reaching these conclusions, the Committee considered Rule 10C-1(b)(4) of the Exchange Act, and the corresponding independence factors in Rule 5605(d)(3) of the NASDAQ Stock Market regarding compensation advisor independence and believes that its advisors were able to independently advise the Compensation Committee.

Strategic Advisory Committee

This committee was formed in April 2016 in order to assist our Board in its duties to aid management in developing a strategic plan, provide input to management on specific capital plans and strategic transactions, assist in assessing geographic expansion opportunities, provide insight on proposed merger and acquisition transactions and assist in other matters requiring Board approval.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Policy on Communications from Security Holders and Interested Parties

Stockholders and other interested parties wishing to contact our Board, any director, any of the committee chairs or the independent directors as a group, may write to c/o Corporate Secretary, 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company. Communications addressed to directors may, at the direction of the directors, be shared with Innophos’ management.

In addition, any interested parties who have concerns that they wish to make known to the Company’s non-management directors may send any such communication directly to the Chair of the Nominating & Corporate Governance Committee in care of the Company’s executive offices at 259 Prospect Plains Road, Building A, Cranbury, New Jersey 08512. All such stockholder communication will be reviewed by the Chairman of the Nominating & Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through our whistleblower hotline, 1-800-461-9330 or by completing and submitting a web form available at www.mysafeworkplace.com.

Codes of Ethics and Website

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duties, our Board follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as our Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

We have adopted a Code of Ethics that applies to all of our employees, officers and Board members. We have also adopted a supplemental Code of Ethics for Executive Officers and Principal Accounting Personnel that applies to our senior financial officers. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website. We also adopt from time to time additional guidelines and policies designed to foster sound governance practices and compliance with applicable laws and regulations.

Our General Code of Ethics and Code of Ethics for Executive Officers and Principal Accounting Personnel, as well as our annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com, and are also available in print to any stockholder who requests them.

By referring to these documents, we do not intend to incorporate the contents of the website into this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, officers and persons who own beneficially more than 10% of our common stock to file initial reports and reports of changes in ownership of our common stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. Based upon a review of filings with the SEC and written representations to us, we believe that during 2015 all of our directors and executive officers complied with the reporting requirements of Section 16(a).

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only non-employee directors are currently eligible for such compensation, and directors who are employees of the Company receive no additional compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. From time to time, our Compensation Committee reviews the levels, types and mix of compensation paid to directors, considers market conditions and prevailing practices with its consultants and makes recommendations to the Board for its consideration concerning director compensation. Consistent with those objectives and procedures, the compensation paid to our non-employee directors in 2015 was structured as follows:

Fee Type*	Value in $	Notes
Annual Retainer Cash	75,000
Annual Retainer Stock	85,000	(Payable in shares following election at annual meeting)
Annual Lead Independent Director Fee	20,000
Annual Committee Membership:
Audit	7,500	($15,000 for chair)
Compensation	2,500	($10,000 for chair)
Nominating & Corporate Governance	2,500	($10,000 for chair)
Board Meeting Fee (per meeting attended**)	1,500	(Only payable with respect to each meeting attended in excess of six per year)
Committee Meeting Fee (per meeting attended**)	1,000

*	Fees for service on the Strategic Advisory Committee have not yet been determined.
**	Includes in person or telephonic attendance.

The annual cash retainer is paid quarterly. In order to better align the interests of directors with those of the stockholders, we utilize an annual stock retainer referred to in the table above and reflected in the table below, pursuant to which our non-employee directors receive a portion of their annual fee (currently the equivalent of $85,000 in fair market value at time of issue) in fully vested actual shares of Company common stock following their successful election or re-election at annual meetings. Directors are subject to the Company’s Executive and Director Stock Ownership Policy, under which they are afforded until five years after first election to achieve and maintain a level of ownership of common stock equal in value to five times the amount of their annual cash retainer (currently $75,000). At the current level of cash retainer and an illustrative price per share of common stock of $30, compliance with the policy would require each director to own a minimum of 12,500 shares.

Director Compensation Table

For services rendered as directors in all Board and committee capacities in 2015, we provided for our directors the following compensation:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gary Cappeline	181,500	85,044	—	—	—	—	266,544
Linda Myrick	128,000	85,044	—	—	—	—	213,044
Karen Osar	109,000	85,044	—	—	—	—	194,044
Amado Cavazos	100,500	85,044	—	—	—	—	185,544
John Steitz	116,500	85,044	—	—	—	—	201,544
James Zallie	101,500	85,044	—	—	—	—	186,544

(1)	Represents all fees earned during the year ended December 31, 2015. For providing certain strategic initiative services, Mr. Cappeline received an additional $60,000, Ms. Myrick received an additional $20,000 and Mr. Steitz received an additional $15,000.
(2)	On June 1, 2015, the Company granted an award of 1,632 shares of stock to each of our independent directors at a closing market price of $52.11. The stock awards vested immediately.

For a discussion of the compensation paid to Mr. Gress, a former director, in 2015, see “Executive Compensation” appearing elsewhere in this Proxy Statement. Mr. Gress received no additional compensation for serving on our Board. Dr. Mink joined our Board in January 2016. For a discussion of her compensation arrangement, see “Executive Compensation” appearing elsewhere in this Proxy Statement. Dr. Mink will not receive any additional compensation for serving on our Board. Messrs. Thomas and Zatta joined our Board in January 2016 and therefore received no director fees in 2015.

Related Party Transactions and Policy With Respect To Related Person Transactions

Policies and Procedures for Related Party Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable committee for individual approval. The standards applied by the applicable committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally, and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

The following is a description of transactions since January 1, 2015 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Director and Executive Officer Compensation and Related Agreements

See “Directors and Corporate Governance—Director Compensation” and “Executive Compensation” appearing elsewhere in this Proxy Statement for information regarding the compensation, including severance payments, that we have paid to our directors and Named Executives and the terms of the employment agreements and related agreements with our Named Executives.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into an indemnification agreement with each of our directors and executive officers. Under those agreements, we have agreed generally to indemnify the executive officers and directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our Company, its subsidiaries or other entities at our request. We also maintain directors’ and officers’ liability insurance for our directors and officers.

Consultant Arrangement

During the year ended December 31, 2015, the Company paid $264,993 to Hudson Gain, a consultant to the Company, for certain consulting services. Jean Marie Mainente, the Company’s Senior Vice President, Human Resources, was a consultant of Hudson Gain until she joined Innophos in July 2015. Ms. Mainente’s compensation at Hudson Gain was based, in part, on the services that she provided to clients of Hudson Gain, including Innophos, for whom she performed a significant amount of services. This transaction was ratified by our Board of Directors (including all of the members of the Nominating & Corporate Governance Committee).

Information Regarding the Independence of the Independent Registered Public Accounting Firm

Auditor Fees

The following table shows the fees paid to PwC for professional services for 2015 and 2014:

	2015	2014
	(Dollars in thousands)
Audit Fees (1)	$2,085	$2,028
Audit-Related Fees (2)	336	540
Tax Fees (3)(4)	2,043	1,054

Total	$4,464	$3,622

(1)	Fees for professional services provided for audit of the Company’s annual financial statements as well as reviews of quarterly reports on Form 10-Q, accounting consultations on matters addressed during the audit or interim reviews and SEC filings and offering memoranda, including consents.
(2)	Fees for professional services that principally include due diligence services.
(3)	Fees for professional services that principally include tax compliance, tax advice and tax planning services.
(4)	Specific fees for assistance with the tax implications relating to an international cash repatriation project of $1,322 were recognized in 2015. These services were partially completed in 2015 and will continue in 2016. In engaging PwC for this project, management and the Audit Committee considered PwC’s deep knowledge of our business, history, operations, and PwC’s overall strength in international taxation matters. As such, we determined that PwC would ensure high quality advice pertaining to our business and the completion of the work in a timely and efficient manner. The Audit Committee also assessed that these services are compatible with PwC’s independence from the Company in the conduct of their audit services.

Pre-Approval Policy

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2015 and 2014, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

The Audit Committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2015 with Company management. The Audit Committee discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in accordance with Auditing Standard No. 16, “Communications with Audit Committee”.

The Audit Committee also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2015. The Audit Committee has received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB, and the Audit Committee has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

The Audit Committee

Robert Zatta (Chair)

Karen Osar

John Steitz

Peter Thomas

Executive Compensation

Compensation Discussion and Analysis

In this section, we discuss our compensation policies and objectives and the programs we have established to achieve them primarily focusing on our named executive officers, as defined under SEC rules, identified below under “Named Executives,” which officers we refer to herein as our “Named Executives.”

Executive Summary

Business Transformation and Leadership Changes

We believe that an understanding of certain events and developments that occurred in 2015 is critical to understanding our executive compensation actions and decisions in 2015 and 2016.

Starting in the second half of 2015, the Company began a significant business and management transformation process with the goal of reversing course on the Company’s business performance and achieving growth going forward. This transformation began with a significant employee restructuring and overall cost cutting initiative starting in summer of 2015. That cost cutting initiative resulted in the reduction of 109 employees and an overall anticipated cost savings of $13 million on an ongoing basis. In the last two months of 2015, the Company then announced several significant management changes, including the retirement and resignation, respectively, of the Company’s former President and Chief Executive Officer, Randolph Gress, and the Company’s former Chief Financial Officer, Robert Harrer, in December 2015. The Company then announced the hiring of a new President and Chief Executive Officer, Kim Ann Mink, effective on December 14, 2015. Dr. Mink entered into an employment agreement with the Company which is referenced herein and discussed below under “—Employment Agreements—Current Named Executives and New CFO.” In January of 2016, the Company announced the appointment of two new directors, Robert Zatta and Peter Thomas, in order to bring valuable expertise and experience to the Company as it began its turnaround strategy. Then, in March 2016, the Company announced the departure of William Farran, the Company’s former Senior Vice President, Chief Legal Officer and Corporate Secretary, and Louis Calvarin, the Company’s former Senior Vice President, Strategy and Chief Risk Officer. Finally, the Company announced the hiring of a new Senior Vice President and Chief Financial Officer, Han Kieftenbeld, effective April 1, 2016.

In light of these significant changes and the overall reduced business performance in 2015, the Committee believed that several modifications to the Company’s existing long term and short term incentive programs were needed for 2016. Those changes as well as the overall summary of executive compensation are provided herein.

Alignment of Pay and Performance

Our compensation policies seek to tie executive compensation to performance and to align the interests of our executives with our stockholders:

•	Executive Compensation Aligned with Company Performance and Stockholder Value

•	Over 50% of targeted total pay for executives based on performance of the Company, including the trading price of the Company’s common stock

•	Incentive awards specifically tied to stockholder returns, cash flow and returns on invested capital

•	Maintain stock ownership guidelines requiring Named Executives to hold stock with values equal to designated multiples of their respective base salaries

•	Value of target equity awards is a significant portion of total compensation

•	Equity awards have three year vesting

•	2015 Company Performance

•	Disappointing 2015 performance resulted in zero short-term incentive compensation for Named Executive Officers and other leadership team members

•	Performance against long-term performance targets continued to be below threshold targets and generated significantly low long-term compensation awards

Named Executives

The below table identifies our Named Executives for 2015. Notwithstanding the fact that Mr. Gress retired as President and Chief Executive Officer and Mr. Harrer resigned as Chief Financial Officer of the Company in December 2015, they still qualify as named executive officers under SEC rules for 2015. Also, although Messrs. Farran and Calvarin left the Company on March 15, 2016 and March 30, 2016, respectively, they both qualified as named executive officers under SEC rules for 2015 in light of their compensation in 2015. In addition, notwithstanding the fact that Messrs. Shabot and Thurston separated from employment with the Company on December 11, 2015 and December 31, 2015, respectively, each of them qualifies as a named executive officer under SEC rules for 2015 as a result of the inclusion of certain severance payments they received in their 2015 compensation as discussed more fully in this Executive Compensation section.

Name	Title
Kim Ann Mink*	Chief Executive Officer and President
Randolph Gress	Former Chief Executive Officer and President
Mark Feuerbach**	Vice President, Investor Relations, Treasury, Financial Planning & Analysis (Chief Financial Officer from December 2015 through March 2016)
Robert Harrer	Former Senior Vice President & Chief Financial Officer
Louis Calvarin	Former Senior Vice President, Corporate Strategy & Chief Risk Officer
William Farran	Former Senior Vice President, Chief Legal Officer & Corporate Secretary
Mark Thurston	Former Vice President, Business Development
Abraham Shabot	Former Vice President, Performance Chemicals

*	Dr. Mink was elected Chief Executive Officer and President on December 14, 2015 following Mr. Gress’ retirement from these positions on that same date.
**	Mr. Feuerbach was elected Senior Vice President and Chief Financial Officer on an interim basis starting on December 4, 2015 following Mr. Harrer’s resignation from this position on that same date. Prior to this election, Mr. Feuerbach was serving as the Company’s Vice President, Investor Relations, Treasury, Financial Planning & Analysis. On April 1, 2016, Han Kieftenbeld was appointed Senior Vice President and Chief Financial Officer. Effective upon Mr. Kieftenbeld’s appointment, Mr. Feuerbach continues in his positions as Vice President, Investor Relations, Treasury, Financial Planning & Analysis.

Historical compensation data for the Named Executives can be found below in the “Summary Compensation Table” and supporting tables in this proxy statement following our discussion. References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter.

Impact of Prior “Say on Pay” Vote

In May 2015, as part of the annual “say on pay” vote under the Dodd-Frank Act, our stockholders passed an advisory resolution approving the compensation of our Named Executives as set forth in our proxy statement by an affirmative vote of 94% of the votes cast on the proposal. The Committee believes the vote was confirmatory of its compensation philosophy and its prior efforts in designing and implementing compensation policies and programs that have been aligned with stockholder value. As evidenced elsewhere in this discussion, although the Committee did not find it necessary to make material changes in compensation programs as a result of the advisory vote, the Committee decided that it should make adjustments to the short term and long term compensation incentive programs in 2016, as more fully described below, as a result of business performance and the business transformation and leadership changes described above. The Committee will continue to assess and, as needed, make changes and adjustments to programs from year to year based on its perception of business needs and the need to ensure that the programs continue to be effective in incentivizing performance and retaining talent under changing business conditions.

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that attract and retain top level executives and motivate them to increase stockholder value for the intermediate and long-term. In achieving our goal, we seek to be fair, reasonable and competitive to all constituencies involved. Our fundamental premise is that increased value for our stockholders means increased value for our executives.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy and whose elements we use to design and implement our compensation programs. This statement is as follows:

1.	Our compensation programs will be designed and operated with reference to competitive labor market.

2.	Our base pay rates will be targeted at approximately the median (adjusted for size) of selected peer group(s) in the marketplace (described below) and adjusted for experience, performance, and internal equity (i.e. the relationship of one internal position to others).

3.	Short-term (annual) incentive compensation targets also are aimed at the median (adjusted for size) of the selected peer group(s) in the marketplace. The design should provide significant upside potential for exceptional business and individual performance. However, individual incentives will not be provided for senior executives who influence overall Company performance if a threshold level of Company performance is not met.

4.	Short-term (annual) incentive awards will be determined on the basis of Company financial performance and individual performance against pre-established objectives.

5.	At least one type of long-term (multi-year) compensation should be equity-based and keyed to our publicly traded common stock, so as not only to attract and motivate talent, but also to align executives’ goals as equity owners with those of our stockholders. The level of equity based awards will be targeted at the median (adjusted for size) of selected peer group(s) in the marketplace. Executives are encouraged to retain significant value from equity awards as long-term investments to align their personal financial assets and goals with stockholder interests.

6.	In determining the extent to which awards will be given or performance goals are found to be met, the Committee follows established principles required by Company plans, such as generally accepted accounting principles in the United States (US GAAP), and guidelines consistent with its compensation philosophy, but may exercise its judgment and discretion in the application of those guidelines or deviate from those guidelines in any proper case or in any given year.

7.	The combined value of equity awards and other compensation is intended to place our total compensation at or near the median (adjusted for size) of selected peer group(s) in the marketplace, if all business and personal performance goals are met or exceeded.

8.	Conservative perquisites will be provided if they allow executives to allocate more time to the job and less time to personal affairs, assist in accomplishing job responsibilities, or make up for benefits lost due to regulatory limits.

9.	The range of our welfare benefits will be typical of companies in our industry, and, to limit risk and exposure, our primary domestic retirement vehicle will be a tax-qualified defined contribution plan integrated with a savings plan. Executives will also participate in one or more non-qualified plans that make up for benefits lost due to regulatory limits on tax-qualified plans.

KEY PAY AND GOVERNANCE POLICIES

WHAT WE DO	WHAT WE DO NOT DO

      Recognize performance

•     Compensation policy emphasizes high performance and experience with the Company and in the specialty chemical industry

      Use a balanced mix of compensation elements

•     Cash bonuses based on Company and individual performance on a year-to-year basis

•     Equity related compensation

•     Base salary merit increases

      Align interests of executives with stockholders

•     Equity incentive compensation constitutes a significant portion of overall compensation

•     Stock retention and ownership policies align senior executives with overall stockholder risks

      Focus on retaining talent

•     Incentive compensation targeted to long term Company goals and requires continued service to avoid forfeiture and receive maximum payment

      Adopted executive pay claw back.

•     Compensation policy requires executive pay claw back in the event of restatement of financial results, if required by law or NASDAQ listing rules

      Use outside consultant

•     Company engages outside consultant for review of and recommendation of best practices regarding compensation

      Benchmark pay levels and practices relative to an industry peer group

      Conduct annual performance review

      No “single trigger” change-of control payments

•     Equity awards subject to “double trigger” vesting procedures

      No re-pricing of underwater stock options without stockholder approval

      No hedging or pledging of company stock by executive officers or directors

      No excessive perquisites

Setting Compensation

Compensation programs are determined on an annual basis, but the Committee may revise, initiate or discontinue programs at any time. The Committee has also regularly engaged outside consultants to assist in making compensation related decisions. See “The Board of Directors and Corporate Governance—Committees of the Board—Compensation Committee” appearing elsewhere in this Proxy Statement.

The Committee’s consultant for 2015, Mercer LLC (Mercer), completed a study to evaluate competitive levels of executive base pay, short-term bonus and long-term incentives. Mercer reviewed peer companies, as shown below, which we refer to as the peer group, which were chosen based on their industries and financial statistics being reasonably comparable to Innophos (focusing primarily on revenues of approximately $559 million to $3.1 billion). Statistical analysis was used to adjust the compensation data to reflect the Company’s size compared to the peer group. This information was aged forward through 2015 using 3% as the average annual executive wage change assumption, which Mercer considered applicable, and was used by the Committee as the principal basis of making base salary adjustments for senior executives for 2016.

In general, these peer group companies are used by the Company:

•	to assess overall pay competitiveness;

•	as an input in developing base salary ranges and target incentive levels;

•	to evaluate share usage from equity compensation;

•	to assess the form and mix of long-term incentives awarded to executives;

•	to assess stock ownership guidelines; and

•	as a reference point in reviewing the design of Innophos incentive compensation plans.

The below table presents the financial statistics of the companies in the peer group:

Company	Headquarters	Revenue 12 Months Moving[1] (Q2 2014 – Q1 2015) ($MM)	Market Cap[2] (June 30, 2015) ($MM)
Intl Flavors & Fragrances	New York, NY	3,093	8,840
Newmarket Corp	Richmond, VA	2,319	5,523
Fuller (H. B.) Co	Saint Paul, MN	2,089	2,048
Minerals Technologies Inc	New York, NY	1,934	2,366
Stepan Co	Northfield, IL	1,910	1,206
Koppers Holdings Inc	Pittsburgh, PA	1,621	508
Sensient Technologies Corp	Milwaukee, WI	1,427	3,194
Compass Minerals Intl Inc	Overland Park, KS	1,253	2,765
Kraton Performance Polymers	Houston, TX	1,180	748
Ferro Corp	Mayfield Heights, OH	1,094	1,464
Om Group Inc	Cleveland, OH	1,054	1,033
Omnova Solutions Inc	Beachwood, OH	968	347
Quaker Chemical Corp	Conshohocken, PA	766	1,184
Balchem Corp	New Hampton, NY	600	1,732
Calgon Carbon Corp	Pittsburgh, PA	559	1,021

Summary Statistics
Median		1,253	1,464

Innophos Holdings, Inc.	Cranbury, NJ	824	1,101
Innophos Percentile Rank		16%	32%

1.	“Revenue 12-Months Moving” is the sum of net sales for the last reported quarter (Q1 2015) as of May 2015 and the three previous quarters (Q4 2014, Q3 2014 and Q2 2014), as reported (for the peer group companies) by Standard & Poor’s Research Insight.
2.	“Market Cap” is based on the month-end close price multiplied by the common shares outstanding, as reported (for the peer group companies) by Standard & Poor’s Research Insight.

2015 Executive Compensation Components

For 2015, the principal components of compensation for Named Executives were:

•	Base salary;

•	Short term incentive compensation;

•	Long-term equity incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive according to his or her position and responsibility, as well as the current market-competitive level for similar positions (based on a review of the peer group companies). Base salary ranges are designed so that salary opportunities for a given position will be approximately (within +/- 15% of) the market median for the base salary established for each position. Base salaries are also periodically reviewed to determine if they require “market” adjustments.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Increases to salaries of Named Executives made at that time may be “merit” based, depending on the Committee’s assessment of the individual’s performance taking into consideration the market competitive level of such increases.

The below table shows the respective salaries of our Named Executives who continued to serve as of December 31, 2015.

	Year	Base Salary ($)
Kim Ann Mink	2016	750,000	*
Chief Executive Officer & President	2015	750,000	*

Mark Feuerbach	2016	364,000**
Vice President, Investor Relations, Treasury, Financial Planning & Analysis	2015	295,010**

Louis Calvarin	2016	315,796
Former Senior Vice President, Corporate Strategy & Chief Risk Officer	2015	315,796

William Farran	2016	360,977
Former Senior Vice President, Chief Legal Officer and Corporate Secretary	2015	320,977

*	This amount represents Dr. Mink’s salary on an annual basis. Dr. Mink began employment with Innophos on December 14, 2015. See “Summary Compensation Table” below for the pro-rated portion of her annual salary which she received for her service in 2015.
**	Represents weighted average salary in 2015 and salary at the beginning of 2016. On December 4, 2015, Mr. Feuerbach was elected as our Senior Vice President and Chief Financial Officer on an interim basis. Prior to this election, Mr. Feuerbach was serving as our Vice President, Investor Relations, Treasury, Financial Planning & Analysis. In connection with his election as Senior Vice President and Chief Financial Officer, Mr. Feuerbach’s base salary was increased to $364,000 on December 4, 2015, the same annual amount as Mr. Harrer’s base salary when he resigned as our Chief Financial Officer, which remained his salary until April 1, 2016, when he ceased serving as our Chief Financial Officer. Prior to this election, Mr. Feuerbach’s base salary in 2015 was $288,788. On April 1, 2016, Mr. Kieftenbeld was appointed Senior Vice President and Chief Financial Officer. Effective upon Mr. Kieftenbeld’s appointment, Mr. Feuerbach continues in his positions as Vice President, Investor Relations, Treasury, Financial Planning & Analysis, and his salary was set at $298,844. See “Summary Compensation Table” below for information regarding the aggregate salary which Mr. Feuerbach received for his service in 2015.

With respect to those Named Executives who were no longer employees of the Company as of December 31, 2015: Mr. Gress had a base salary of $850,000 in 2015 prior to his retirement as President and

Chief Executive Officer (which base salary he received through April 1, 2016); Mr. Harrer had a base salary of $364,000 in 2015 prior to his resignation (which base salary he received through December 31, 2015); and Messrs. Thurston and Shabot had base salaries of $292,246 and $293,126, respectively, in 2015 which they received until their separation from employment with Innophos on December 31, 2015 and December 11, 2015, respectively. The severance arrangements of these former Named Executives are discussed below under “—Severance Arrangements with Former Named Executives.”

Short Term (Annual) Incentive Compensation

All short term incentive, or STI, awards granted through December 31, 2015 were provided as part of the 2010 Executive, Management and Sales Incentive Plan with targets established in a program for 2015, which we refer to as the 2015 STIP. The Named Executives participated in the 2015 STIP along with other Company employees worldwide and except as provided in individual employment agreements, participants must be employed by the Company in order to receive payment of an award (typically in March of the following fiscal year).

Under the 2015 STIP, the Named Executives could receive individual, market-competitive bonuses measured as a percentage of base pay that would be earned if the executives and the Company achieved requisite performance goals. The following table shows the 2015 target bonus percentages for each Named Executive other than the Company’s current President and Chief Executive Officer, Kim Ann Mink, who was not eligible for a 2015 STIP bonus because she commenced employment with the Company in December 2015:

Named Executive	Bonus Target % (as a percentage of base salary)
Randolph Gress	90
Robert Harrer	55
Mark Feuerbach	40
William Farran	45
Louis Calvarin	45
Mark Thurston	45
Abraham Shabot	40

Typical of prior practice, Company-wide, or C Factor, and individual (or personal) performance, or P Factor, goals were used to determine the level of payout under the 2015 STIP as summarized below. For the Named Executives, the C Factor was weighted 70%, and the P Factor was weighted 30%. Threshold, target and maximum payout levels were set for goals under both the C and P Factors as well as the overall 2015 STIP calculation formula and are summarized below.

•	STIP Bonus Formula is {Target Percentage x (70% x C Factor results + 30% x P Factor results) x Base Salary}

•	“Target” performance on P Factor or C Factor performance goals equals 100% of their weighted target bonus

•	“Threshold” Company performance on C Factor performance goals equals 33% of its weighted target bonus for the C Factor (there is no fixed threshold level for individual performance).

•	“Maximum” performance on P Factor or C Factor performance goals is capped at 200% of their weighted target bonus.

•

Company financial performance on C Factor performance goals below the threshold level would result in no payout under the 2015 STIP, regardless of a participant’s individual performance on the P Factor goals.

C Factor Targets and Thresholds for 2015

Similar to prior years, the C Factor for Named Executives was split between separate goals for earnings per share, or EPS, and average working capital as a percentage of sales, or AWC. The EPS goal is split further between EPS results for the Company’s (i) the Specialty Phosphates reporting segments and (ii) GTSP & Other reporting segment. The Specialty Phosphates EPS factor was designated as a “gating” factor whereby a below threshold performance on this factor would result in the equivalent of a below threshold performance for the entire C Factor, regardless of the performance on GTSP & Other or AWC.

The 2015 C Factor goals are summarized below:

Factor Component*	Threshold (33% award level)	Target (100% award level)	Maximum (200% award level)	“C” Factor Weighting
EPS, Specialty Phosphates	$2.47	$3.30	$3.68	$80%
EPS, GTSP & Other	($0.25)	($0.13)	$0.13	$10%
AWC	31%	30%	29%	10%

*	EPS equals the fully diluted earnings per share. Average working capital equals (i) the twelve month average of total current assets excluding cash, minus (ii) the twelve month average of total current liabilities excluding short-term debt, divided by net sales, of the Company.

The 2015 STIP Company performance calculations included adjustments for exclusion of certain unusual expenses or revenues, such as severance and other costs related to Company’s employee restructuring and executive transitions in 2015, expenditures for long lived rights like development of the Company’s phosphate mining concessions in Mexico and currency translation effects.

P Factor Criteria for 2015

The P Factor for the Named Executives was based upon achieving individual performance objectives that typically include one or more of these five categories: (1) safety, quality, governance and compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. As noted, target performance results on the P Factor will equal 100% payout and the maximum payout is capped at a 200% payout level, but in practice, P Factor scores above 150% have a very low probability of attainment.

Overall 2015 STIP Results

Based on the Company’s financial performance for 2015, the overall C Factor score applied to all Named Executives was below threshold for the Specialty Phosphates EPS component, which resulted in no payout on the 2015 STIP for the Named Executives.

Although Mr. Thurston was not entitled to receive bonus compensation pursuant to the 2015 STIP, he did receive a severance payment based on his target 2015 STIP bonus percentages as part of his overall severance arrangement. Also, although Mr. Harrer was not entitled to receive bonus compensation pursuant to the 2015 STIP, he is entitled to receive a severance payment (in March 2017) based on his target 2015 STIP bonus percentages as part of his overall severance arrangement. See “—Summary Compensation Table” and “—Severance Arrangements with Former Named Executives” below.

Transition Bonus For Dr. Mink

Because of her starting date, Dr. Mink did not receive 2015 STI bonus compensation. However, pursuant to her previously disclosed employment agreement, she received a transition payment in 2015 equal to 90% of her base salary, which is her target STI bonus percentage. This amount will be offset against any earned bonus for 2016 and is subject to repayment if Dr. Mink leaves before January 1, 2017 in certain circumstances. This amount may be increased, but not decreased, based on the Company’s performance versus the targets established in the Company’s STI compensation program for 2016. See “—Summary Compensation Table” and “—Employment Agreements—Current Named Executives and New CFO” below.

Changes to the 2016 STIP

Following the final calculation and approval of the 2015 STIP results, the Committee reviewed with management the design and composition of the financial performance metrics in the 2015 STIP and concluded that certain adjustments should be modified for the 2016 STI program, or 2016 STIP. Listed below is a summary of the C Factor performance components of the 2015 STIP and the 2016 STIP.

2015 STIP C Factor Component	Weighting
EPS, Specialty Phosphates*	80%
EPS, GTSP & Other	10%
AWC	10%

*	EPS, Specialty Phosphates is the “gating” factor

2016 STIP C Factor Component	Weighting
EBITDA, Specialty Phosphates*	70%
EBITDA, GTSP & Other	10%
AWC	20%

*	EBITDA, Specialty Phosphates is the “gating” factor

Specifically, although the Committee wants to continue to emphasize the earnings of the Company, including maintaining the importance of the earnings related to our Specialty Phosphates reporting segments, it believes that this performance should be measured based on earnings before interest, taxes, depreciation and amortization, or EBITDA, rather than an EPS performance parameter. The Committee believes that an EBITDA target is more closely aligned to each participant’s individual performance goals and eliminated factors beyond participants’ control related to interest, taxes or other similar adjustments to earnings. The Committee also believes that an EBITDA target heightens emphasis on cash flow. The Committee also wishes to increase the emphasis on the Company’s average working capital relative to the other performance components in order to align with the Company’s cash flow goals and strategy.

Long Term Incentive Compensation

Our principal tool for supporting a long-term incentive, or LTI, program has been our 2009 Long Term Incentive Plan, which we refer to as the 2009 Plan, which was approved by stockholders at the 2009 annual meeting of stockholders and re-approved at the 2015 annual meeting of stockholders. The 2009 Plan allows for grants of performance shares, restricted shares and stock options, and we regularly grant these forms of LTI awards to align the interests of executives with those of stockholders. These elements are summarized below.

•      Authorized (but as of yet unissued) shares of the Company’s common stock which are issued if pre-established measures of Company performance are met for a multi-year performance cycle

•      Performance shares are paid at the end of the multi-year cycle and cannot be earned unless (i) the participant is still employed with the Company and (ii) the minimum goals for the cycle are met.

•      Performance shares may also be awarded with dividend equivalents which are paid only on the distribution of performance shares, if earned

•        Shares of common stock issued at the time of award, which have a three year ratable vesting schedule.

•        Restricted shares do not depend on performance and participants may vote and receive dividends in the interim on these shares

•        Non-transferable rights to purchase common stock at a fixed exercise price which have a three year ratable vesting schedule (do not depend on performance) and remain exercisable over a ten year term

•        The number of stock options is determined by dividing the stock option value awarded in dollars and the economic value of each option as calculated using a Black-Scholes methodology

•        Exercise price of stock options is equal to the closing price of the stock on the NASDAQ Global Select Market on the date of the grant. No grants are permitted with an exercise price that is other than the price on the grant date

The Committee’s considerations regarding long-term incentives resulted in a grant to our Named Executives (other than Dr. Mink, whose employment with the Company commenced in December 2015) in May 2015, which we refer to as the 2015 LTI Grant, under the 2009 Plan. The 2015 LTI Grants were awarded to these Named Executives at levels which the Committee considered to be market-competitive and consistent with our established LTI guidelines. The 2015 LTI Grants were in the form of “performance shares” (50% of value), “restricted stock” shares (30% of value) and “stock options” (20% of value). Absent significant events within the Company, we believe that a mix of LTI awards similar to these proportions is effective in motivating and retaining executives, while at the same time aligning the interests of executives with those of our stockholders. However, the 2009 Plan allows for a variety of different types of incentives, and future grants may include types and combinations differing from those awarded previously in order to address market conditions.

The following table shows the 2015 LTI bonus percentages for these Named Executives:

Named Executive	LTI Award % *
Randolph Gress	160
Robert Harrer	85
Mark Feuerbach	55
William Farran	85
Louis Calvarin	70
Mark Thurston	65
Abraham Shabot	40

*	Percentage of base salary during the previous calendar year employing valuation methodology of options and performance shares used by the Committee for award purposes, which included for 2015, in addition to that disclosed under footnote (1) of the Summary Compensation Table, average per share pricing for a pre-grant period of 90 days.

The portion of the 2015 LTI Grant (consisting of a performance cycle covering the years 2015, 2016 and 2017) allocated to performance shares uses two metrics, Contribution Margin Growth, or CMG, and Return on Invested Capital, or ROIC, which are each weighted at 50%, to determine the number of performance shares issued at the end of the three year cycle.

Performance for the performance share component of the 2015 LTI Grant is assessed independently in each of the three years of the performance period, with results summed to determine the total payout at the end of the year. This approach differs from LTI grants prior to 2014, where performance was assessed relative to goals set for the full three year cycle and results were averaged over the three years. This change was made to better motivate performance throughout the entire performance period.

Specifically, each year’s performance applicable to the calculation of performance shares awarded in the 2014 and 2015 LTI grants is calculated individually (not averaged) and weighted to affect one third of the overall result. Consequently, no performance shares will be earned for the three year cycle only if performance were to fall below the threshold level applicable to all three individual years of that particular cycle. If the threshold level of performance were achieved in a particular year of the cycle, the Named Executives would earn the threshold percentage of the target performance share award for that specific year. If maximum performance was achieved in a particular year, the Named Executives would earn 200% of one third of the target performance share award (i.e. 66% of the potential 200% for the entire cycle). Performance between threshold and target and between target and maximum performance is to be interpolated to determine the amount of performance shares earned.

CMG is calculated as the growth in total contribution margin generated, expressed as a percentage, for each of the three years in the performance cycle (2015, 2016 and 2017).

The ROIC percentage for each year in the performance cycle is calculated as follows:

Adjusted Net Income + Post Tax Interest Expense

Last five quarter average of ((Total Assets – Cash) – (Total Liabilities – Debt))

A target goal is set for each performance measure considering the Company’s strategic plan and linked with a target payout, and each performance measure (CMG and ROIC) is weighted 50%. A range of performance outcomes is then determined for each measure and linked with minimum and maximum payouts. The maximum payout for CMG performance is 200% of target and for ROIC is 200% of target. Additional caps are applied depending on the ROIC performance as noted in the table below.

Payout = (CM Growth Bonus Factor x 50%) + (ROIC Bonus Factor x 50%)

Maximum Payout Determined by ROIC Performance
Above 11%	Maximum Payout is 200%
10% and up, below 11%	Maximum Payout is 100%
9% and up, below 10%	Maximum Payout is 50%
Below 9%	Payout is 0%

The performance parameters for the 2015 LTI Grants are subject to adjustment in the case of business acquisitions by the Company. These depend on approval of acquisition case forecasts and their consolidation into previously established base financial projections, including updating for post-closing adjustments, and resulting, as applicable, in revised targets for ROIC applied in the grid.

The table below shows, for the performance cycles applicable to the 2013-2015 LTI grants, the levels of achievement (including estimated percentages on an interim basis) obtained under the programs.

Performance Period and Performance Measures	Weight	Performance Shares Earned Based on Performance to Date
		2012	2013	2014	2015	2016	Total
2013 - 2015 Performance Shares
Contribution Margin Growth	50%		0%				0%
Return on Invested Capital	50%		0%				0%
Total							0%

2014 - 2016 Performance Shares
Contribution Margin Growth (as performance % of target baseline CMG)				9.9%	1.8%	TBD 2016
ROIC Performance %				12.7%	8.8%	TBD 2016

Contribution Margin Growth (as % of target award each year)				74.8%	9.2%	TBD 2016
ROIC (as % of target award each year)				161.5%	0%	TBD 2016

Contribution Margin Growth (weighted at 50%)	50%			37.4%	4.6%	TBD 2016
ROIC (weighted at 50%)	50%			80.8%	0%	TBD 2016
Total Individual Year Performance				118.2%	0%	TBD 2016

Total Invidividual Year Award % (Total Year Performance Divided by 3)				39%*	0%**
Total (For 2014-2016 Cycle)							39%

2015 - 2017 Performance Shares
Contribution Margin Growth (as performance % of target baseline CMG)				-7.4%	TBD 2016	TBD 2017
ROIC Performance %				8.8%	TBD 2016	TBD 2017

Contribution Margin Growth (as % of target award each year)				0.0%	TBD 2016	TBD 2017
ROIC (as % of target award each year)				0.0%	TBD 2016	TBD 2017

Contribution Margin Growth (weighted at 50%)	50%			0.0%	TBD 2016	TBD 2017
ROIC (weighted at 50%)	50%			0.0%	TBD 2016	TBD 2017
Total Individual Year Performance				0.0%	TBD 2016	TBD 2017

Total Invidividual Year Award % (Total Year Performance Divided by 3)				0%
Total (For 2015-2017 Cycle)							0%

*	CMC target performance level for 2014 was 13.2% and the actual 9.9% performance translated to a 75% of target award payout for 2014. ROIC target performance level for 2014 was 11.3% and the actual 12.7% translated to a 162% of target award payout for 2014.
**	Because ROIC < 9%.

As the table above and the summary chart below indicate, no payout of performance shares was made in 2016 for the LTI grants made in 2013. In addition, no payout was earned for the LTI grants in 2014 and 2015 based on the Company’s performance in 2015. Thus, the overall payout for the LTI award in 2014 remains at 39% of three year target and the 2015 LTI Grant is currently at 0% of target. Further, based on the Company’s financial performance in 2015 and the targets established for the 2014 and 2015 LTI Grants, the Company does not anticipate any further performance being earned on these LTI awards in 2016 and 2017. When combined with the significant reduction in the Company’s stock price in 2015 due to the performance of the business in 2015, the overall payouts of LTI grants have been less than one third of target over the previous five year period (as summarized below).

LTI Performance Cycle	Performance Share Payout	Total LTI Performance Payout*
2011-2013	0%	0%
2012-2014	0%	12.8%
2013-2015	0%	18.8%
2014-2016**	39%	30.8%
2015-2017**	0%	16.1%

*	Represents total payout on all awards (performance shares, stock options and/or restricted stock, as applicable, included the particular grant) based on the closing stock price of the Company on March 31, 2016 (assumes that all recipients retained all of their grants since issuance). All stock options have an exercise price in excess of the March 31, 2016 stock price (and are excluded from payout). Vested restricted shares are included in payout as a percentage of the March 31, 2016 stock price compared to the grant date stock price.
**	Performance share payout for 2014-2016 cycle and 2015-2017 only reflect Company performance in 2014 and 2015.

Changes to the LTI Awards in 2016

In order to increase employee engagement as well as protect the Company’s ability to attract new talent, the Committee decided to modify the composition of LTI awards and only provide restricted share and option awards in 2016. The Committee concluded that while the three year performance cycles previously used were an appropriate and typical period to measure long term value growth, the recent management transitions as well as the Company’s overall restructuring hampered the effectiveness of providing performance share grants in 2016. Specifically, Company management is currently developing and has just started the initial implementation of various long term strategic plans for the Company. The Committee believed that issuing performance share grants based on multi-year performance parameters under such circumstances would decrease the effectiveness of the LTI program for 2016. As such, the Committee provided a mix of 2016 LTI awards which was split evenly between restricted shares and stock option awards.

As the Company implements its turnaround strategy in 2016 and performance targets are established on a longer term basis, the Committee anticipates that future grants of LTI awards issued in 2017 and beyond will provide a mix of performance shares, restricted stock and options similar to such grants provided prior to 2016.

Dr. Mink LTI Award

On December 14, 2015, pursuant to the terms of her employment agreement, Dr. Mink received a grant of performance shares, restricted shares and stock options, representing her long term incentive award for the 2016 year. On April 1, 2016, Dr. Mink received a grant of restricted shares and stock options to replace her December 14, 2015 grant of performance shares, so that her 2016 award now consists solely of restricted shares and stock options (including those restricted shares and stock options granted to Dr. Mink on December 14, 2015) in order to match the composition of her 2016 long term incentive award to the 2016 awards of other employees.

Incentive Compensation Recoupment Policy

The Company has a policy to “seek to recover incentive compensation paid to any executive as required by the provisions of the Dodd-Frank Act or any other ‘clawback’ provision required by law, rule or the listing requirements of the NASDAQ Global Select Market or any other exchange on which the Company’s equity securities are traded.” The policy vests the Committee with full authority and empowers it to enforce the policy on behalf of the Company and to promulgate necessary or desirable rules to carry it out. Upon enactment of definitive standards, rules or listing requirements by the SEC or an applicable exchange, the Committee is also required to develop and present for consideration and enactment by the Board of Directors any amendments to the policy as such Committee deems in the best interests of the Company and its stockholders. Beginning in 2012, LTI grants were made explicitly subject to the policy and, commencing with 2014, the same was done for the STI program. As participants in those programs, the recoupment policy extends to the Named Executives.

Stock Ownership Policy

The Committee believes that management should maintain substantial ownership interests in Company stock. The Named Executives are subject to the Company’s Executive and Director Stock Ownership Policy adopted by the Board as amended and restated in February 2009. Under that policy, executives were afforded until March 2014 (or five years after hire, if later) to achieve and maintain a level of ownership of common stock equal in value to a set multiple of their annual base salary. The policy established the multiple for directors at five times their annual cash retainer, for the Chief Executive Officer at five times base compensation, for the Chief Financial Officer, the Chief Legal Officer and all Senior Vice President at two times base compensation and for the other executives at one time base compensation. As of December 31, 2015, based on the computational rules under the policy, all our Named Executives and directors who still remained with the Company at that date were in compliance with the requirements. Mr. Zallie who joined the Company in 2014, Dr. Mink who joined the Company in 2015, and Messrs. Zatta and Thomas who joined the Company in 2016, were not required to meet these requirements because they joined the Company less than five years ago.

Policy Restricting Hedging

The Company maintains an insider trading policy, or ITP, which was mostly recently amended in 2016. The ITP applies to “senior personnel,” a term including all participants (among whom are our officers and directors) in the Company’s equity based plans (such as the 2009 LTIP), and, among other things, prohibits them from (i) short-selling Company stock or (ii) purchasing, selling or engaging in any other transaction involving “derivative” securities (that is, securities related to the value of Innophos equity securities), except for grants under Company employee benefit plans. As a result of these restrictions, the Committee believes the ITP effectively curtails hedging activities by those persons. The Company’s employee benefit plans dealing with stock are administered by the Committee in observance of SEC Rule 16b-3, which excludes all but disinterested directors from decision making as to the nature and timing of awards. Moreover, grants and awards under those programs are made at current fair market value and are not transferable, nor can they serve as collateral until an underlying security is issued, so, in any event, they cannot support interim hedging instruments.

Policy Restricting Pledging

Our directors and executive officers (and others, including family members, whose Innophos securities the foregoing persons are deemed to beneficially own) are prohibited from holding Innophos securities in a margin account and from maintaining or entering into any arrangement that, directly or indirectly, involves the pledge of Innophos securities or other use of Innophos securities as collateral for a loan.

Retirement and Other Benefits

The Company provides savings and retirement programs to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan, or DCP, maintained by our subsidiary, Innophos, Inc.

The participating U.S. Named Executives (and all other participating U.S. employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self-directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants after three years of company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified “Innophos, Inc. Retirement Savings Restoration Plan,” or the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($265,000 in 2015). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the United States (including the Named Executives) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Enrollment in the savings plan is automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

All Named Executives were fully vested in the DCP employer annual retirement contributions and in the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by U.S. employers today, and we believe it is the most appropriate retirement vehicle consistent with providing benefits, participant involvement and protection against risk to the stockholders’ investment. In particular, we believe that our DCP and Restoration Plan are representative of programs being afforded to executives in the United States by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives.

In addition, U.S. senior executives are eligible for executive disability and life insurance coverage by personal election. Messrs. Gress and Feuerbach (as to the disability coverage only) and Messrs. Farran, Calvarin, Harrer and Thurston elected coverage in 2015 under these benefits that are offered to partially compensate for limits in the general employee benefit coverage that restrict the income protection for executives.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits.

All Named Executives are provided with a capped reimbursement of expenses for certain financial planning and tax preparation assistance. Prior to his resignation, Mr. Gress was provided a taxable car allowance of $1,000 per month. Dr. Mink receives a taxable car allowance of $1,000 per month.

Attributed costs of the personal benefits described above for the Named Executives for the fiscal year ended December 31, 2015 are included in the “All Other Compensation” column under the “Summary Compensation Table.”

Executive Employment Agreements

Our current Named Executives have employment agreements with the Company. The agreements for these Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its consultant in developing and reviewing the terms of the agreements and relied on outside counsel to the Company in negotiating and documenting them, while the executives were separately represented. The agreements with our current Named Executives are described in more detail below under the caption “—Employment Agreements with Current Named Executives and New CFO.”

Additional details concerning severance benefits paid to the Named Executives who separated from the Company in 2015 as well as the severance amounts payable to the remaining Named Executives, including those in connection with a change-in-control, are included elsewhere in this Proxy Statement under the captions “—Summary Compensation Table,” “—Severance Arrangements with Former Named Executives” and “Potential Payments to Current Named Executives Upon Termination or Change-in-Control.”

Tax Implications—Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 in non-performance based compensation that is paid to certain individuals. Based on other assumptions it considers reasonable at the present time, the Company believes that substantially all of the compensation expected to be paid in 2016 to each Named Executive other than Kim Ann Mink under the compensation programs will be fully deductible for federal income tax purposes. However, the Company expects that a portion of Dr. Mink’s compensation paid in 2016 may not be fully deductible for federal income tax purposes. In certain situations, the Committee may also approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Role of Executive Officers in Compensation Decisions

The full Board determines compensation for the Chief Executive Officer (CEO). The Committee determines long term compensation and advises on overall compensation for the other Named Executives while at the same time making recommendations to the full Board with respect to all compensation for the CEO. The process for evaluating the CEO involves an ongoing process of periodic evaluation and review by the Committee. This process is followed by an annual review by the Committee with the CEO and by the Committee with the full Board. For the other Named Executives, the conclusions and recommendations, including salary adjustments and annual cash and equity award amounts, are presented by the CEO to the Committee for its consideration and discussion annually (or in connection with a new hire). This process involves a review of pertinent materials and sources, including scoring and obtaining input from other members of the Board of Directors, regarding performance of the senior executives. In addition to the services of Mercer and other counsel, the Committee has regularly called upon the Senior Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, providing leadership in succession planning, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the senior executives.

Coincident with the Company’s finalizing full year audited financial statements, the Committee’s goal is to take action on salaries and short-term incentives by March of the following year. The Committee’s goal for long-term incentives, given the design requirements of multi-year cycles, is to act as soon as feasible after parameters for those cycles can be evaluated and not later than when the short-term incentives are determined. For 2015, the Committee completed its design, targeting and award activities on a timely basis in that framework.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

John Steitz (Chair)

Gary Cappeline

Linda Myrick

Robert Zatta

Summary Compensation Table

The following table sets forth certain compensation for our Named Executives. Randolph Gress, Robert Harrer, William Farran, Louis Calvarin, Mark Thurston and Abraham Shabot are no longer employees of Innophos. Randolph Gress and Kim Ann Mink each served as our Chief Executive Officer at some point in 2015, which qualified each of them as a named executive officer under SEC rules. Robert Harrer and Mark Feuerbach each served as our Chief Financial Officer at some point in 2015, which qualified each of them as a named executive officer under SEC rules. Mr. Shabot was one of our most highly compensated executives in 2015, which qualified him as a named executive officer under SEC rules, but he was not serving as an officer at the end of the year. Our three other most highly compensated executives in 2015 who were serving as officers at the end of the year were William Farran, Louis Calvarin and Mark Thurston, and as such, each of them qualified as a named executive officer under SEC rules. Messrs. Thurston and Shabot were among our most highly compensated executives in 2015 as a result of certain severance payments which they received in connection with their separation from the Company in December 2015, which severance payments are included in the “All Other Compensation” column in the below table.

For a further discussion of the compensation paid to our Named Executives reported in the Summary Compensation Table, see “—Employment Agreements—Current Named Executives and New CFO” and “—Severance Arrangements with Former Named Executives” below.

Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Bonus ($) (10)	Stock Awards ($) (11)	Option Awards ($) (11)	Non-Equity Incentive Plan Compensation ($) (12)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (13)	Total ($)
Kim Ann Mink	(1)	2015	40,385	675,000	2,620,047	226,851	—	—	66,393	3,628,676
Director, Chief Executive Officer & President

Randolph Gress	(2)	2015	850,088	—	933,730	494,755	—	—	4,359,405	6,637,978
Former Director, Chief Executive Officer & President		2014	850,088	—	1,216,119	477,898	853,063	—	128,524	3,525,692
		2013	826,130	—	1,094,857	369,715	—	—	184,657	2,475,359

Mark Feuerbach	(3)	2015	295,010	—	108,988	57,775	—	—	51,387	513,160
Vice President, Investor Relations,		2014	280,328	—	137,893	54,183	133,773	—	38,792	644,969
Treasury, Financial Planning and Analysis		2013	250,284	—	83,959	28,366	—	—	39,337	401,946

Robert Harrer	(4)	2015	364,000	—	237,396	125,787	—	—	592,715	1,319,898
Former Senior Vice President & Chief Financial Officer		2014	291,667	—	266,019	104,538	187,527	—	43,825	893,576

William Farran	(5)	2015	320,977	—	187,311	99,237	—	—	61,261	668,786
Former Senior Vice President, Chief Legal Officer and Corporate Secretary		2014	308,632	—	220,795	86,766	170,689	—	43,303	830,185
		2013	299,642	—	225,020	75,982	—	—	60,778	661,422

Louis Calvarin	(6)	2015	315,796	—	151,791	80,407	—	—	57,011	605,005
Former Senior Vice President, Strategy and Chief Risk Officer		2014	305,117	—	190,997	75,059	160,507	—	43,397	775,077
		2013	283,566	—	175,398	59,230	—	—	45,183	563,377

Mark Thurston	(7)	2015	292,255	—	130,389	69,099	—	—	904,875	1,396,618
Former Vice President, Worldwide Business Development

Abraham Shabot	(8)(9)	2015	248,878	—	80,503	42,648	—	—	689,742	1,061,770
Former Vice President, Performance Chemicals

(1)	Dr. Mink was elected as the President and Chief Executive Officer effective December 14, 2015. Her 2015 reported salary is pro-rated. Dr. Mink was elected to the Board of Directors on January 29, 2016. She does not receive any additional compensation for her service on our Board of Directors.
(2)	Mr. Gress retired as the Chief Executive Officer and President effective December 14, 2015. Mr. Gress resigned as the Chairman of the Board of Directors effective January 29, 2016. Mr. Gress did not receive any additional compensation for his service on our Board of Directors.
(3)	Mr. Feuerbach served as Chief Financial Officer from July 15, 2013 through March 2, 2014 and from December 4, 2015 (the date of Mr. Harrer’s resignation) through March 31, 2016. At all times reported in the above table, Mr. Feuerbach served as the Company’s Vice President, Investor Relations, Treasury, Financial Planning & Analysis.
(4)	Mr. Harrer was elected Vice President & Chief Financial Officer effective March 3, 2014. His 2014 reported salary is pro-rated. Mr. Harrer resigned as the Vice President & Chief Financial Officer effective December 4, 2015.
(5)	Mr. Farran departed the Company on March 15, 2016.
(6)	Mr. Calvarin departed the Company on March 30, 2016.
(7)	Mr. Thurston separated from the Company on December 31, 2015.
(8)	Mr. Shabot separated from the Company on December 11, 2015.
(9)	Mr. Shabot’s salary and other compensation excluding termination payments are converted from Mexican Pesos to U.S. Dollars at the average exchange rate for the applicable year.
(10)	Pursuant to her employment agreement, Dr. Mink she received a transition payment in 2015 equal to 90% of her base salary, which is her 2016 target STI bonus percentage. This amount will be offset against any earned bonus for 2016 and is subject to repayment if Dr. Mink leaves before January 1, 2017 in certain circumstances.
(11)

The SEC rules relating to executive compensation disclosure require reporting of all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the years presented in this Summary Compensation Table reflects the full grant date fair value, and with respect to the stock awards, these awards assume the performance conditions based upon the probable outcome which was assumed to be achieved at target levels. Assumptions used in the calculation of these amounts were computed in accordance with FASB ASC Topic 718 and are set forth in Footnote 11 to the Company’s Financial Statements for the year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. With respect to the 2014 and 2015 awards, if maximum performance were achieved in a particular year, the executive would earn 200% of one-third of the target performance share award in that year. With respect to the 2013 awards, if maximum performance were achieved over a three year period (averaged), the executive would earn 200% of the target performance share award.
(12)	Amounts included in this column represent the annual cash payment pursuant to the Company’s short term incentive plan which were earned and accrued during and for such year. As a result of the Company not meeting minimum financial performance objectives in 2015, the Named Executives did not earn any short term non-equity incentive bonus, provided, however, that in connection with his separation from the Company, Mr. Thurston received his 2015 STI bonus at “target level” as part of his severance payments reported in the “All Other Compensation” column and described further below under “—Severance Arrangements with Former Named Executives.”
(13)	Other Compensation:

Name	Supplemental Contributions for 401(k) Savings (a)	Annual Contributions for Defined Contribution Plans	Nonqualified Deferred Compensation (b)	Other (c)	Total Other Compensation
Kim Ann Mink	—	22,805	42,787	801	66,393
Randolph Gress	10,600	22,805	166,028	4,159,972	4,359,405
Mark Feuerbach	10,600	22,805	16,759	1,223	51,387
Robert Harrer	4,853	22,805	—	565,057	592,715
William Farran	10,600	22,805	23,772	4,084	61,261
Louis Calvarin	10,600	22,805	22,106	1,500	57,011
Mark Thurston	10,600	22,805	—	871,470	904,875
Abraham Shabot	—	—	—	689,742	689,742

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the DCP.
(b)	Contributions by the Company to each of the Named Executives pursuant to the Restoration Plan. See “—Nonqualified Deferred Compensation” below.

(c)	Other includes the following:

	Vehicle Allowances	Executive Life / Disability Insurance	Tax Services	Separation Payments (1)	Foreign Service Payments and Benefits (2)	Total
Kim Ann Mink	500	301	—	—	—	801
Randolph Gress	12,000	6,344	—	4,141,628	—	4,159,972
Robert Harrer	—	857	—	564,200	—	565,057
Mark Feuerbach	—	1,223	—	—	—	1,223
William Farran	—	4,084	—	—	—	4,084
Louis Calvarin	—	727	773	—	—	1,500
Mark Thurston	—	1,149	—	870,321	—	871,470
Abraham Shabot	—	—	—	588,369	101,373	689,742

(1)	In connection with separation arrangements with each Named Executive who left employment with the Company during 2015 as discussed further below under “—Severance Arrangements with Former Named Executives”, the following is the breakdown of the separation payments:

Name	Cash	Accelerated Equity Awards (a)	Other Equity Award (b)	Non-Compete / Other (c)	Total
Randolph Gress	3,230,334	—	911,294	—	4,141,628
Robert Harrer	564,200	—	—	—	564,200
Mark Thurston	661,227	188,977	—	20,117	870,321
Abraham Shabot	382,158	106,211	—	100,000	588,369

(a)	The accelerated equity awards exclude the following amounts which were reported in the above summary compensation table or previous summary compensation tables for prior years: Mr. Gress $3,211,868; Mr. Harrer $554,601; Mr. Thurston $93,672; and Mr. Shabot $38,975.
(b)	In connection with his separation arrangement, Mr. Gress received an equity based award equal to two-thirds (2/3) of his target award amount.
(c)	Mr. Thurston will receive $10,000 of outplacement services and was paid $10,117 for unused vacation time; Mr. Shabot amounts include $100,000 for a non-compete arrangement.

(2)	Foreign service payments include vacation premiums, holiday premiums, savings fund and post employment benefits such as severance indemnities and death benefits.

Grants of Plan Based Awards

The following table summarizes information regarding grants of plan-based awards for Named Executives during the fiscal year ended December 31, 2015:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($) (3)
Kim Ann Mink	12/14/15	N/A	N/A	N/A	10,977	21,953	43,906	—	—	—	637,515
	12/14/15	N/A	N/A	N/A	—	—	—	68,269	—	—	1,982,532
	12/14/15	N/A	N/A	N/A	—	—	—	—	55,195	29.04	226,851

Randolph Gress	5/8/15	N/A	N/A	N/A	5,890	11,780	23,560	—	—	—	583,581
	5/8/15	N/A	N/A	N/A	—	—	—	7,068	—	—	350,149
	5/8/15	N/A	N/A	N/A	—	—	—	—	30,058	49.54	494,755
		382,540	765,079	1,530,158	—	—	—	—	—	—	—

Mark Feuerbach	5/8/15	N/A	N/A	N/A	688	1,375	2,750	—	—	—	68,118
	5/8/15	N/A	N/A	N/A	—	—	—	825	—	—	40,871
	5/8/15	N/A	N/A	N/A	—	—	—	—	3,510	49.54	57,775
		59,002	118,004	236,008	—	—	—	—	—	—	—

Robert Harrer	5/8/15	N/A	N/A	N/A	1,498	2,995	5,990	—	—	—	148,372
	5/8/15	N/A	N/A	N/A	—	—	—	1,797			89,023
	5/8/15	N/A	N/A	N/A	—	—	—		7,642	49.54	125,787
		100,100	200,200	400,400	—	—	—	—	—	—	—

William Farran	5/8/15	N/A	N/A	N/A	1,182	2,363	4,726	—	—	—	117,063
	5/8/15	N/A	N/A	N/A	—	—	—	1,418	—	—	70,248
	5/8/15	N/A	N/A	N/A	—	—	—	—	6,029	49.54	99,237
		72,220	144,440	288,879	—	—	—	—	—	—	—

Louis Calvarin	5/8/15	N/A	N/A	N/A	958	1,915	3,830	—	—	—	94,869
	5/8/15	N/A	N/A	N/A	—	—	—	1,149	—	—	56,921
	5/8/15	N/A	N/A	N/A	—	—	—	—	4,885	49.54	80,407
		71,054	142,108	284,216	—	—	—	—	—	—	—

Mark Thurston	5/8/15	N/A	N/A	N/A	823	1,645	3,290	—	—	—	81,493
	5/8/15	N/A	N/A	N/A	—	—	—	987	—	—	48,896
	5/8/15	N/A	N/A	N/A	—	—	—	—	4,198	49.54	69,099
		65,757	131,515	263,030	—	—	—	—	—	—	—

Abraham Shabot	5/8/15	N/A	N/A	N/A	508	1,016	2,032	—	—	—	50,333
	5/8/15	N/A	N/A	N/A	—	—	—	609	—	—	30,170
	5/8/15	N/A	N/A	N/A	—	—	—	—	2,591	49.54	42,648
		49,776	99,551	199,102	—	—	—	—	—	—	—

(1)	Reflects potential awards under the 2015 STIP. Awards can range from 0% to 200% of the target award. See “—Compensation Discussion and Analysis—2015 Executive Compensation Components—Short Term (Annual) Incentive Compensation” above. As indicated in the Summary Compensation Table above under the “Non-Equity Incentive Plan Compensation” column, no awards were earned in 2015.
(2)	On May 8, 2015, the Company’s Compensation Committee awarded performance shares which entitle the holder to receive, at the end of a three year cliff vesting term, a number of shares of common stock, ranging from zero to a specified maximum, calculated using a future average return on invested capital and contribution margin growth for a performance cycle (the three year period 2015-2017 for a 2015 award) as defined solely by reference to the Company’s results. Amounts equivalent to dividends will accrue over the vesting period and are paid on performance share awards when fully vested. Executives forfeit these performance shares upon termination of employment prior to vesting, except for specified cases where the performance share rights are retained on pro-rata basis. These shares will automatically vest at 100% of target upon a change in control. For Dr. Mink, in connection with her employment agreement, the performance shares were granted on December 14, 2015, which represents her LTI award for 2016.
(3)	Grant date fair value for the May 8, 2015 performance shares is $49.54 per common share at target level. The other stock awards granted on May 8, 2015 consist of restricted stock with a grant date fair value of $49.54 per common share. The fair value for the May 8, 2015 stock option grants is $16.46 per common share. The grant date fair value for the awards granted on December 14, 2015 was $29.04 per common share for the performance shares, $29.04 per common share for the restricted stock units, $29.04 per common share for the restricted stock, and the fair value of the stock options was $4.11 per common share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards for the Named Executives at December 31, 2015:

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Kim Ann Mink	December 14, 2015	—	55,195	—	29.04	December 14, 2025	—	—	—	—
	December 14, 2015	—	—	—	—	—	13,172	381,725	—	—
	December 14, 2015	—	—	—	—	—	—	—	77,050	2,232,909

Randolph Gress	April 25, 2008	5,625	—	—	18.38	June 30, 2016	—	—	—	—
	May 7, 2009	57,000	—	—	14.57	June 30, 2016	—	—	—	—
	March 11, 2010	49,300	—	—	25.68	June 30, 2016	—	—	—	—
	March 18, 2011	27,200	—	—	39.67	June 30, 2016	—	—	—	—
	March 30, 2012	11,918	—	—	50.12	June 30, 2016	—	—	—	—
	March 29, 2013	12,330			54.59	June 30, 2016	—	—	—	—
	March 29, 2013	6,165	—	—	54.59	March 31, 2018	—	—	—	—
	March 28, 2014	7,905	—	—	55.49	June 30, 2016	—	—	—	—
	March 28, 2014	15,811	—	—	55.49	March 31, 2018	—	—	—	—
	May 8, 2015	30,058	—	—	49.54	March 31, 2018	—	—	—	—
	March 29, 2013	—	—	—	—	—	2,507	72,653	1,880	54,482
	March 28, 2014	—	—	—	—	—	5,479	158,781	14,382	416,790
	May 8, 2015	—	—	—	—	—	7,068	204,831	11,780	341,384

Mark Feuerbach	March 30, 2012	352	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	946	473	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	896	1,792	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	—	3,510	—	49.54	May 8, 2025	—	—	—	—
	March 29, 2013	—	—	—	—	—	192	5,564	—	—
	March 28, 2014	—	—	—	—	—	621	17,997	870	25,213
	May 8, 2015	—	—	—	—	—	825	23,909	458	13,273

Robert Harrer	March 28, 2014	1,729	—	—	55.49	March 31, 2016	—	—	—	—
	March 28, 2014	3,458	—	—	55.49	December 31, 2016	—	—	—	—
	May 8, 2015	5,095	—	—	49.54	December 31, 2016	—	—	—	—

William Farran	March 11, 2010	11,200	—	—	25.68	March 11, 2020	—	—	—	—
	March 18, 2011	5,900	—	—	39.67	March 18, 2021	—	—	—	—
	March 30, 2012	2,319	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	2,534	1,267	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	1,435	2,870	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	—	6,029	—	49.54	May 8, 2025	—	—	—	—
	March 29, 2013	—	—	—	—	—	515	14,925	—	—
	March 28, 2014	—	—	—	—	—	995	28,835	1,392	40,340
	May 8, 2015	—	—	—	—	—	1,418	41,094	788	22,836

Louis Calvarin	October 22, 2007	2,417	—	—	15.20	October 22, 2017	—	—	—	—
	April 25, 2008	11,000	—	—	18.38	April 25, 2018	—	—	—	—
	May 7, 2009	12,000	—	—	14.57	May 7, 2019	—	—	—	—
	March 11, 2010	8,000	—	—	25.68	March 11, 2020	—	—	—	—
	March 18, 2011	4,400	—	—	39.67	March 18, 2021	—	—	—	—
	March 30, 2012	1,733	—	—	50.12	March 30, 2022	—	—	—	—
	March 29, 2013	1,975	988	—	54.59	March 29, 2023	—	—	—	—
	March 28, 2014	1,241	2,483	—	55.49	March 28, 2024	—	—	—	—
	May 8, 2015	—	4,885	—	49.54	May 8, 2025	—	—	—	—
	March 29, 2013	—	—	—	—	—	402	11,650	—	—
	March 28, 2014	—	—	—	—	—	861	24,952	1,205	34,921
	May 8, 2015	—	—	—	—	—	1,149	33,298	638	18,489

		Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Mark Thurston	March 11, 2010	6,200	—	—	25.68	March 31, 2016	—	—	—	—
	March 18, 2011	3,300	—	—	39.67	March 31, 2016	—	—	—	—
	March 30, 2012	1,386	—	—	50.12	March 31, 2016	—	—	—	—
	March 29, 2013	1,562	—	—	54.59	March 31, 2016	—	—	—	—
	March 29, 2013	781	—	—	54.59	December 31, 2016	—	—	—	—
	March 28, 2014	1,104	—	—	55.49	March 31, 2016	—	—	—	—
	March 28, 2014	1,104	—	—	55.49	December 31, 2016	—	—	—	—
	May 8, 2015	1,399	—	—	49.54	December 31, 2016	—	—	—	—

Abraham Shabot	March 18, 2011	2,400	—	—	39.67	March 31, 2016	—	—	—	—
	March 30, 2012	935	—	—	50.12	March 31, 2016	—	—	—	—
	March 29, 2013	951	—	—	54.59	March 31, 2016	—	—	—	—
	March 29, 2013	476	—	—	54.59	December 31, 2016	—	—	—	—
	March 28, 2014	671	—	—	55.49	March 31, 2016	—	—	—	—
	March 28, 2014	671	—	—	55.49	December 31, 2016	—	—	—	—
	May 8, 2015	863	—	—	49.54	December 31, 2016	—	—	—	—

(1)	Options vest in three equal annual installments beginning one year from grant date, except (i) the May 8, 2015 options vest in three equal annual installments beginning on March 31, 2016 and (ii) in the case of Dr. Mink, they vest in three equal annual installments on December 31st of 2016, 2017 and 2018.
(2)	Reflects the restricted stock amounts granted on May 8, 2015, March 28, 2014, March 29, 2013. For Dr. Mink, the amounts presented are restricted stock granted on December 14, 2015 pursuant to the terms of her employment agreement, which represents her LTI award for 2016. All of these awards vest equally annually over a three year period from grant date, with the exception of Mr. Gress whose awards vested on April 1, 2016.
(3)	The market value per common share at December 31, 2015 was $28.98
(4)	Reflects performance shares granted on May 8, 2015, March 28, 2014 and March 29, 2013. The amounts presented are those shares which are earned but not vested plus those performance shares that are not earned which are measured at threshold level, which was the performance that we were tracking as of December 31, 2015. For Dr. Mink, the amounts presented are performance shares and restricted stock units granted on December 14, 2015 at threshold level. These performance shares and restricted stock units are attributable to the terms of Dr. Mink's employment agreement. All earned performance shares vest at the end of a three year period. One quarter of such restricted stock units vest at the end of the four calendar years beginning on December 31, 2016.

Options Exercises and Stock Vested

The following table sets forth information regarding option exercises and stock vesting for the Named Executives for the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards (1)(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Number of Shares withheld to cover taxes (#)	Value Realized on Vesting ($)
Kim Ann Mink	—	—	—	—	—
Randolph Gress	43,635	1,762,808	6,685	3,064	384,321
Mark Feuerbach	4,833	94,211	630	213	36,219
Robert Harrer	—	—	7,570	2,378	219,379
William Farran	—	—	1,293	393	74,335
Louis Calvarin	13,583	576,191	1,041	363	59,847
Mark Thurston	3,100	40,920	5,016	1,796	170,110
Abraham Shabot	—	—	2,313	—	75,755

(1)	Represents the vesting of restricted stock awards which vest annually over three years. These restricted stock awards vested at a closing price of $57.49 on March 29, 2015.
(2)	Upon separation, for Mr. Harrer, Mr. Thurston and Mr. Shabot, the amounts include shares vesting in connection with their separation agreements. Mr. Harrer received 7,570 shares and used 2,378 shares to cover taxes; Mr. Thurston received 4,148 shares and used 1,497 shares to cover taxes; and Mr. Shabot received 2,007 shares. The market value per common share at December 31, 2015 was $28.98.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the United States participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “All Other Compensation” in the above Summary Compensation Table.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation of the Named Executives during the fiscal year ended December 31, 2015:

Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)(1)	Aggregate earnings in 2015 ($)(2)	Aggregate Withdrawals/ Distributions during 2015 ($)	Aggregate Balance at December 31, 2015 ($)(3)
Kim Ann Mink	—	42,787	—	—	42,787
Randolph Gress	—	166,028	42,020	—	1,734,156
Mark Feuerbach	—	16,759	1,639	—	139,270
Robert Harrer	—	—	—	—	4,275
William Farran	—	23,772	583	—	269,600
Louis Calvarin	—	22,106	(4,871)	—	198,783
Mark Thurston	—	—	—	—	150,698

(1)	Named Executives whose total eligible compensation exceeds the Code limits in the qualified plan are entitled to participate in the Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust,” provides a non-elective benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($265,000 in 2015)). The amounts included in this column are included in other compensation in the Summary Compensation Table.
(2)	The Named Executive has an account under the Restoration Plan which includes any earnings and losses based on the performance of a variety of funds the individual may choose. The Company does not guarantee any rate of return on the compensation deferred. None of the earnings in this column are included in the Summary Compensation Table.
(3)	The portion of the aggregate balance as of December 31, 2015 reported in the summary compensation tables prior to the current year-end for the following Named Executives were: Dr. Mink $0; Mr. Gress $1,015,198; Mr. Feuerbach $34,731; Mr. Harrer $4,275; Mr. Farran $173,579; Mr. Calvarin $112,963; and Mr. Thurston $0.

Potential Payments to Current Named Executives Upon Termination or Change-in-Control

Dr. Mink and Mr. Feuerbach are eligible for severance in the event of qualifying terminations in accordance with their respective employment agreements described in more detail below under “—Employment Agreements with Current Named Executives and New CFO” as well as our general Innophos severance policies (each agreement provides that unless the executive is exempted from Innophos’ general severance policies, the executive shall not receive less severance pursuant to the agreement than the present value of severance he or she would have received under these policies). Those agreements reflect terms negotiated between the Company and such Named Executives. All of these current Named Executives are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These types and amounts of benefits under the agreements can be summarized for Dr. Mink and Mr. Feuerbach, respectively, as follows:

Termination Without Cause or For Good Reason:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24 and 15 months, respectively, from termination—payable in monthly installments

•	Amount equivalent to the annual STI bonus at “target” level prorated for actual service in year of termination

•	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 24 and 15 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTI awards) that would have become vested during the 24 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 24 and 12 months, respectively, from termination

Termination Without Cause or For Good Reason in Connection with Change-in-Control:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36 and 18 months, respectively, Company severance policy if greater, from termination—payable in lump sum

•	Amount equivalent to annual STI bonus at “target” level prorated for actual service in year of termination

•	Annual STI bonus at “target” level that would have been earned if executive had remained employed for 36 and 18 months, respectively, from termination

•

Vesting of all “retention incentive awards” (including LTI awards) that would have become vested during the 36 and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance (for vesting purposes)

•	Continued coverage under insurance and other welfare plans for 36 and 18 months, respectively, from termination

Termination for Cause:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

Vesting of all “retention incentive awards” (including LTI awards) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance for (vesting purposes)

Termination by Retirement:

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Entitlement to LTI plan performance shares for the performance cycle period up to retirement contingent upon actual Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

As of December 31, 2015, our current Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason* ($)	Termination Without Cause or for Good Reason in Connection with Change-in- Control** ($)
Dr. Mink*	3,225,000	4,837,500
Mr. Feuerbach*	645,334	730,150

*	The amounts shown in the tables are derived from applying provisions of current employment agreements with the Company as to salary and other benefits applicable to the current Named Executives on December 31, 2015.
**	Where the applicable terms of plans or policies may produce a larger benefit than an individual contract, the table gives effect to the provision producing the larger benefit.

The following includes the spread value (as of December 31, 2015) of all equity for each current Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Death or Disability ($)	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change-in-Control ($)
Dr. Mink	871,719	1,751,804	2,614,634
Mr. Feuerbach	28,096	35,372	71,309

Employment Agreements—Current Named Executives and New CFO

Mr. Feuerbach

Mr. Feuerbach entered into an executive employment agreement with the Company, effective January 25, 2008, the form of which is filed as an exhibit to the Company’s Annual Report on Form 10-K.

After initial term, the agreement automatically renews for successive terms of one year, unless one year’s notice of non-renewal is given by either party. The agreement may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. The agreement provides for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 15 months of base salary (or the amount resulting from the prevailing Company severance policy if greater), paid in installments, together with short and long-term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the severance period.

The agreement has a so-called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event a non-Cause or Good Reason termination occurs during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 18 months, and payment of the severance amounts in lump sum is required. The agreement also contains terms providing the executive with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. Based on amounts estimated as of December 31, 2015, no gross up payments would have been due to Mr. Feuerbach. In general, payment of amounts due under the agreement is subject to the executive delivering and not revoking a release in favor of the Company. Since 2010, the Company has discontinued the use of such tax gross-up provisions in its new executive employment agreements.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and Mr. Feuerbach’s relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Dr. Mink

In connection with her appointment as Chief Executive Officer, on November 10, 2015, Innophos and Dr. Mink entered into a written employment agreement, effective as of December 14, 2015, which agreement is filed as an exhibit to the Company’s Annual Report on Form 10-K. The agreement provides for an initial term until December 31, 2018. Pursuant to her employment agreement, Dr. Mink receives a base salary of $750,000 per year, subject to increase, but not decrease, at the discretion of the Board of Directors. Dr. Mink is eligible to participate in Innophos’ STI plan, with a target annual bonus equal to not less than 90% of her base salary, provided that she will only receive her 2016 STI bonus amount which is in excess of $675,000 due to the transition cash payment described below. Dr. Mink will also be entitled to participate in Innophos’ LTI plan, with a target annual award of not less than 170% of her base salary, provided that her award for the 2016 year was issued on December 14, 2015, as described below.

Pursuant to her employment agreement, Dr. Mink received a transition cash payment of $675,000 on December 14, 2015, which is subject to repayment in the event Dr. Mink’s employment is terminated with “Cause” (as defined) or without “Good Reason” (as defined) before January 1, 2017. Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received a grant of restricted stock units, representing the right to receive 55,097 shares of common stock of Innophos, a value equal to $1,600,000. This restricted stock unit award will vest in four equal annual installments at the end of each calendar year (beginning on December 31, 2016), provided that all remaining unvested amounts of the award will immediately vest in the event Dr. Mink’s employment is terminated without Cause or with Good Reason or in the event that her employment agreement is not renewed by the Company and expires before the final vesting date. Pursuant to her employment agreement, on December 14, 2015, Dr. Mink also received 68,269 restricted shares, which vest in three annual equal installments beginning on December 31, 2016, subject to certain vesting and forfeiture provisions, and options covering 55,195 shares, which vest in three equal annual installments beginning on December 31, 2016. On April 1, 2016, Dr. Mink received 8,863 restricted shares and options covering 83,152 shares (with the same vesting terms as the December 2015 grants), which grants replaced the portion of her December 2015 grant represented by performance shares, so that her entire 2016 LTI award, consistent with the 2016 LTI awards of all other employees, now consists solely of restricted shares and options.

In addition, her employment agreement also provides for certain payments and benefits in the event of a termination of Dr. Mink’s employment under specific circumstances. If, during the term of her employment agreement, her employment is terminated by Innophos other than for Cause, death or disability or by Dr. Mink for Good Reason, or Innophos fails to renew the employment agreement, she would be entitled to (1) continuation of her base salary and payment of short-term performance bonus at the rate in effect immediately prior to the termination date for 24 months following the termination date (or if the termination occurs during the initial term, for the greater of 24 months or the balance of the initial term), (2) continuation of coverage under Innophos welfare benefits that she would otherwise be eligible to receive as an active employee of Innophos for 24 months following the termination date, (3) vesting of long term incentive awards, and receipt of long term incentive awards, in each case as if she had remained an active employee of Innophos for 24 months following the termination date; (4) the vesting of the unvested balance of the restricted stock unit award as noted above; and (5) a bonus for the portion of the year prior to the termination date. In the event of a termination in connection with a change of control (as defined in the employment agreement), the 24 month periods specified above would be extended to 36 months and payment of the severance amounts in lump sum is required. Like the employment agreement with Mr. Feuerbach, the employment agreement with Dr. Mink includes “double trigger” change-in-control provisions.

Dr. Mink’s receipt of the termination payments and benefits is contingent upon execution of a general release of any and all claims arising out of or related to her employment with Innophos and the termination of her employment, and compliance with the restrictive covenants described below.

Pursuant to her employment agreement, Dr. Mink had a right to be appointed to our Board of Directors. She was appointed to our Board of Directors on January 29, 2016.

Innophos has agreed to indemnify Dr. Mink against certain liabilities or claims that may arise by reason of her employment by or service to Innophos, including indemnity and expense advancement for expenses or liabilities incurred as a result of any proceeding against her in her capacity as a director or officer. Pursuant to her employment agreement, Dr. Mink has also agreed to customary restrictions with respect to the disclosure and use of Innophos’ confidential information and in addition, during the term of her employment and generally for the 24 month period following her termination of employment for any reason, Dr. Mink has agreed to customary non-compete and non-solicitation restrictions.

Mr. Kieftenbeld

Mr. Kieftenbeld was elected our Senior Vice President and Chief Executive Officer effective April 1, 2016. Accordingly, although he is not deemed a named executive officer under SEC rules for 2015, he will be deemed a named executive officer under SEC rules for 2016 and will be identified as such in the proxy statement that we file for our annual stockholders meeting in 2017.

Mr. Kieftenbeld entered into an executive employment agreement with the Company, effective April 1, 2016, which has been filed with the SEC. The agreement has an initial term through December 31, 2017 and automatically renews for one-year terms thereafter unless terminated. It may be terminated at any time by the Company with or without “Cause” (as defined) or by the executive for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for termination as a result of disability or death. The agreement provides for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 12 months of base salary (or the amount resulting from the prevailing Company severance policy if greater), paid in installments, together with short and long-term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods.

The agreement has so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives covering events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the executive’s employment occur during a period extending from six months prior to, through two years following, a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 24 months, and payment of the severance amounts in lump sum is required.

The employment agreement also provides confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition a period of 12 months from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Severance Arrangements with Former Named Executives

The following information summarizes the arrangements between Innophos and its former Named Executives.

Mark Thurston

In connection with his separation from the Company, pursuant to the terms of his employment agreement, Mr. Thurston: (i) received all accrued and unpaid salary, expenses, vacation and sick pay to his termination date; (ii) will continue to receive his base salary for 15 months from his termination date, payable in monthly installments; (iii) received $131,515, representing an amount equivalent to the annual 2015 STI bonus at “target” level; (iv) will receive an amount equal to his annual STI bonus at existing “target” levels that would have been earned if he had remained employed for 15 months from his termination date; (v) had all of his “retention incentive awards” (including LTI awards) that would have become vested during the 12 months from termination if he had remained employed and achieved full attainment of “target” levels of performance (for vesting purposes) vested; and (vi) will continue to receive coverage under insurance and other welfare plans for 12 months from his termination date. See “—Summary Compensation Table” above.

Abraham Shabot

In connection with his separation from the Company, consistent with the requirements of Mexican law, the Company’s general compensation policies and a severance agreement with the Company, Mr. Shabot: (i) received all accrued and unpaid salary, expenses, vacation and sick pay to his termination date; (ii) received all cash severance payments required by Mexican law; (iii) received a cash severance payment of $100,000, payable quarterly during 2016; (iv) had all of his unvested restricted share and option awards previously issued him pursuant to the Innophos long term incentive plan, which would have vested in March 2016, vested as of December 31, 2015; and (v) received 2,007 shares of Innophos common stock in lieu of all eligible performance share target awards previously issued. See “—Summary Compensation Table” above.

Randolph Gress

In connection with his retirement, Mr. Gress and Innophos entered into a transition agreement, effective as of November 10, 2015, pursuant to which Mr. Gress: (i) received his annual base salary until April 1, 2016; (ii) began receiving cash payments based on his annual base salary for a 24 month period beginning after April 1, 2016; (iii) will receive an amount equal to his annual STI bonus, paid at the existing target levels during this 24 month period, provided that such amount shall be prorated for the partial year from January 1, 2018 until April 1, 2018; (iv) will receive continued benefits under Innophos’ welfare benefits plans at the active employee cost for such benefits until March 31, 2018; (v) had all of his unvested restricted share and option awards previously issued to him pursuant to the Innophos long term incentive plan vested as of April 1, 2016; (vi) received in April 2016 28,042 shares of Innophos common stock in lieu of all eligible performance share target awards previously issued; and (vii) received in April 2016 an equity based award which is equal to two-thirds (2/3) of his target award amount. See “—Summary Compensation Table” above.

Robert Harrer

In connection with his resignation, Mr. Harrer and Innophos entered into a separation agreement, effective as of December 4, 2015, pursuant to which Mr. Harrer: (i) will receive monthly cash payments based on his annual base salary for twelve months following his separation on December 4, 2015; (ii) will receive, in March

2017, an amount equal to his annual target bonus under the 2015 STIP; (iii) had all of his unvested restricted share and option awards previously issued him pursuant to the Innophos long term incentive plan, which would have vested before May 31, 2017, vested as of December 31, 2015; (iv) received 5,183 shares of Innophos common stock representing performance share target awards which were previously issued under the Innophos long term incentive plan; and (v) will receive continued benefits under Innophos’ welfare benefits plans at the active employee cost for such benefits until December 31, 2016. See “—Summary Compensation Table” above.

William Farran

In connection with his separation from the Company, pursuant to the terms of his employment agreement, Mr. Farran: (i) received all accrued and unpaid salary, expenses, vacation and sick pay to his termination date; (ii) will continue to receive his base salary (which was $360,977 at the time of his separation) for 18 months from his termination date, payable in monthly installments; (iii) received $360,976 as a severance payment; (iv) received $37,087, representing an amount equivalent to the annual 2016 STI bonus at “target” level for the prorated period from January 1, 2016 until March 15, 2016; (v) will receive an amount equal to his annual STI bonus at existing “target” levels (45% base salary) that would have been earned if he had remained employed for 18 months from his termination date, prorated for any partial years; (vi) had all of his “retention incentive awards” (including LTI awards) that would have become vested during the 18 months from termination if he had remained employed and achieved full attainment of “target” levels of performance (for vesting purposes) vested (a value of $417,471); and (vii) will continue to receive coverage under insurance and other welfare plans for 18 months from his termination date (a value of $90,244).

Louis Calvarin

In connection with his separation from the Company, pursuant to the terms of his employment agreement, Mr. Calvarin will receive all accrued and unpaid salary, expenses and vacation to his termination date. Upon the full execution of a general release of claims, Mr. Calvarin will be entitled to receive: (i) his base salary (which was $315,796 at the time of his separation) for 15 months from his termination date, payable in monthly installments; (ii) $35,527, representing an amount equivalent to the annual 2016 STI bonus at “target” level for the prorated period from January 1, 2016 until March 30, 2016; (iii) an amount equal to his annual STI bonus at existing “target” levels (45% base salary) that would have been earned if he had remained employed for 15 months from his termination date, prorated for any partial years; (v) accelerated vesting on all of his “retention incentive awards” (including LTI awards) that would have become vested during the 12 months from termination if he had remained employed and achieved full attainment of “target” levels of performance (for vesting purposes) vested (a value of $348,270); and (vi) continued coverage under insurance and other welfare plans for 12 months from his termination date (a value of $78,949).

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s common stock as of April 4, 2016:

	Common Stock Beneficially Owned at April 4, 2016 (1)
Principal Stockholders	Number of Shares	Percentage of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	1,860,072	9.6%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	1,461,044	7.5%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of April 4, 2016) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of April 4, 2016, there were 19,354,304 shares of common stock outstanding.
(2)	According to a Schedule 13G/A filed January 26, 2016 by reporting person consisting of BlackRock, Inc., a Delaware corporation, the reporting person may be deemed to beneficially own 1,860,072 shares of our common stock (1,810,270 through sole voting power and 1,860,072 through sole dispositive power).
(3)	According to a Schedule 13G/A filed on February 10, 2016 by The Vanguard Group, a Pennsylvania corporation, the reporting person may be deemed to beneficially own 1,461,044 shares of our common stock (25,278 through sole voting power, 2,100 through shared voting power, 1,434,566 through sole dispositive power and 26,478 through shared dispositive power).

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of common stock beneficially owned as of April 4, 2016 by each current director and nominee, by each Named Executive, and by all current directors, nominees and current executive officers as a group. Unless otherwise noted, the owner exercises sole voting and dispositive power over his or her shares.

	Common Stock Beneficially Owned at April 4, 2016 (1)
Name	Number of Shares		Percentage of Class
Kim Ann Mink	77,132		*
Mark Feuerbach	34,244	(2)	*
Randolph Gress**	527,019	(3)	2.7%
Robert Harrer**	11,960	(4)	*
William Farran**	38,767	(5)	*
Louis Calvarin**	72,041	(6)	*
Abraham Shabot**	6,111	(7)	*
Mark Thurston**	15,462	(8)	*
Gary Cappeline	20,875	(9)	*
Amado Cavazos	12,179		*
Linda Myrick	21,782	(10)	*
Karen Osar	17,300	(11)	*
John Steitz	21,307		*
Peter Thomas	0		*
James Zallie	1,632		*
Robert Zatta	2,000		*

Directors/nominees and current executive officers, as a group (17 persons)	387,557	(12)	2.0%

*	Represents less than 1%
**	No longer an officer or director of Innophos. The holdings reported are based on information known by Innophos with respect to the securities held by the individual as of the date of the individual’s separation from Innophos, including any options held by such individual which are exercisable within 60 days of April 4, 2016. In the case of Mr. Gress, the amount reported also includes a post-retirement restricted stock and option grant pursuant to the terms of his employment agreement.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days (of April 4, 2015) are deemed outstanding. Shares of common stock subject to stock options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. As of April 4, 2015, there were 19,354,304 shares of common stock outstanding.
(2)	Includes options entitling the holder to purchase 4,260 shares of common stock within 60 days of April 4, 2016.
(3)	Includes options entitling the holder to purchase 262,736 shares of common stock within 60 days of April 4, 2016.
(4)	Includes options entitling the holder to purchase 8,553 shares of common stock within 60 days of April 4, 2016.
(5)	Includes options entitling the holder to purchase 31,545 shares of common stock within 60 days of April 4, 2016.
(6)	Includes options entitling the holder to purchase 49,494 shares of common stock within 60 days of April 4, 2016.
(7)	Includes options entitling the holder to purchase 2,010 shares of common stock within 60 days of April 4, 2016.
(8)	Includes options entitling the holder to purchase 3,284 shares of common stock within 60 days of April 4, 2016.
(9)	Includes options entitling the holder to purchase 6,219 shares of common stock within 60 days of April 4, 2016.
(10)	Includes options entitling the holder to purchase 7,411 shares of common stock within 60 days of April 4, 2016.
(11)	Includes options entitling the holder to purchase 2,644 shares of common stock within 60 days of April 4, 2016.
(12)	Includes options entitling the holder to purchase 108,080 shares of common stock within 60 days of April 4, 2016.

By Order of the Board of Directors,

/s/ Joshua Horenstein
Joshua Horenstein
Corporate Secretary

April 13, 2016

INNOPHOS HOLDINGS, INC.
Shareowner Services
P.O. Box 64945, St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

VOTE BY TELEPHONE – TOLL FREE – 1-866-883-3382 – QUICK EASY IMMEDIATE
• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 12, 2016.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple directions the voice provides you.

VOTE BY INTERNET – http://www.proxypush.com/iphs – QUICK EASY IMMEDIATE
• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (EDT) on May 12, 2016.
• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL – Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Telephone or Internet, please do not mail your Proxy Card.

ò   Please detach here  ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below. The Board of Directors recommends a Vote FOR Proposals 1, 2 and 3.

1. Election of directors:	01 Gary Cappeline 02 Kim Ann Mink 03 Linda Myrick 04 Karen Osar	05 John Steitz 06 Peter Thomas 07 James Zallie 08 Robert Zatta	☐ FOR all nominees (except as marked) ☐	WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of independent registered public accounting firm for 2016.			☐ For ☐ Against ☐ Abstain

3. Approval of compensation of the Named Executives as disclosed in the Innophos Holdings, Inc. Proxy Statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.			☐ For ☐ Against ☐ Abstain

Authorized Signatures – This section must be completed for your instructions to be executed – Date and Sign Below

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 13, 2016

9:00 a.m. E.D.T.

Crown Plaza Hotel

900 Scudders Mill Road

Plainsboro Township, NJ 08536

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2016.

This proxy will be voted as specified by the stockholder. If you return a signed proxy card and no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1, 2 and 3 as set forth in the Proxy Statement.

The stockholder represented herein appoints Joshua Horenstein, Charles Brodheim and Joseph Golowski, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crown Plaza Hotel, located at 900 Scudders Mill Road, Plainsboro Township, NJ 08536, on May 13, 2016, at 9:00 a.m. E.D.T. and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!
Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote in person.
See reverse for voting instructions.